UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.          )

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ROSETTA STONE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2020

Dear Fellow Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Rosetta Stone Inc. (the “Company” or “Rosetta Stone”), which will be held at our offices located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, on Thursday, June 11, 2020, at 2:00 p.m., local time. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the notice of the Annual Meeting and proxy statement that follow.

We hope you plan to attend the Annual Meeting, but even if you cannot, it is important that your shares be represented and voted promptly. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

On behalf of the Board of Directors and employees of Rosetta Stone, we thank you for your continued interest in and support of the Company.

Sincerely,

A. John Hass III

Chief Executive Officer and Chairman of the Board

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE AS PROMPTLY AS POSSIBLE.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

You are cordially invited to attend our 2020 Annual Meeting, which will be held at 2:00 p.m. local time on Thursday, June 11, 2020 at our offices located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209 for the following purposes:

1.	To elect three Class II directors to hold office until our 2023 annual meeting of stockholders, or until their respective successors are duly elected and qualified;
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	Conduct an advisory vote on the compensation of the named executive officers;
4.	Approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) in connection with the declassification of the Board of Directors;
5.	Consider any other matters that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote FOR the election of each of the Class II nominees and FOR Proposals 2, 3 and 4. The close of business on April 20, 2020 has been established as the record date for determining those stockholders entitled to receive notice of and to vote at the Annual Meeting, or at any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials and/or the Proxy Card sent to you, as promptly as possible.

By order of our Board of Directors,

Sean J. Klein
General Counsel and Secretary

Arlington, Virginia

April 29, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2020

The Company’s notice and proxy statement for the Annual Meeting and the annual report on Form 10-K for the fiscal year ended December 31, 2019 are available online at www.proxyvote.com.

ROSETTA STONE INC.

1621 North Kent Street, Suite 1200

Arlington, Virginia 22209

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors of Rosetta Stone Inc. (the "Board" or "Board of Directors") to solicit your proxy to vote your shares at the Rosetta Stone Inc. 2020 Annual Meeting and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the Annual Meeting on Thursday, June 11, 2020 at 2:00 p.m., local time, at our offices at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209.

We intend to hold our Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (“COVID-19”) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this proxy statement) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates in a press release filed with the U.S. Securities and Exchange Commission (the “SEC”), which will also appear in the investor relations section of our website (https://investors.rosettastone.com) and we encourage you to check this website prior to the meeting if you plan to attend.

Internet Availability of Proxy Materials

Under rules adopted by the SEC, we furnish our proxy materials on the Internet.  Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares through a brokerage firm or bank, also referred to as holding shares in street name. The Notice will also include instructions for stockholders who hold their shares in street name on how to vote over the Internet.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock on April 20, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, we had approximately 24,575,403 shares outstanding and entitled to vote. In order to take action at the Annual Meeting, a quorum is required. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the Annual Meeting, either in person or represented by proxy.

If by the date of the Annual Meeting we do not receive sufficient proxies to constitute a quorum or approve one or more of the proposals, the Chairman of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they own on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Annual Meeting will tabulate all votes. The inspector will separately tabulate for and against votes, withhold votes, abstentions and broker non-votes for each proposal, as applicable.

Voting and Revoking Proxies

We are soliciting proxies to vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may submit your vote in person, and any proxy that you previously submitted may be revoked and superseded by the vote that you cast at the Annual Meeting.

If you properly submit your proxy, and do not revoke it prior to the Annual Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct.  If you sign and return your proxy card, but do not give any voting instructions, your shares will be voted in favor of Proposals 1, 2, 3 and 4.  As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet or by mail, you may revoke it at any time before voting takes place at the Annual Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to our General Counsel and Secretary by email to corporatesecretary@rosettastone.com. You may also revoke a proxy by submitting a later-dated proxy or by voting in person at the Annual Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on certain routine matters. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in street name for their beneficial holder clients from voting in uncontested director elections or executive compensation matters, including say-on-pay proposals, without receiving specific voting instructions from those clients. Under NYSE rules, only Proposal 2 (ratifying the selection of our independent registered public accounting firm) will be treated as a routine matter on which a broker can exercise its discretion and vote your shares without specific instructions. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. Proposals 1 (election of directors), 3 (advisory vote on executive compensation) and 4 (approval of an amendment to the Charter) are not considered routine matters, and, without your instruction, your broker cannot vote your shares with respect to these proposals. If a broker, bank, custodian, nominee or other record holder of Rosetta Stone stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will be counted as present in determining whether we have a quorum.

Soliciting Proxies

We will pay all expenses of soliciting proxies to be voted at the Annual Meeting. After the proxies are initially distributed, we and/or our directors, officers and regular employees may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to prepare and send the Notice to people or entities for which they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies, and we may reimburse them for their expense in doing so.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. In addition, your broker or bank may also follow this procedure. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

If you would like to have additional copies of our Notice, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request in writing to our General Counsel and Secretary at corporatesecretary@rosettastone.com and we will promptly deliver these materials to you.  Copies of our Annual Report on Form 10-K do not include exhibits unless exhibits are specifically requested in writing.  You may also contact us at the email address above if you received multiple copies of materials for the Annual Meeting and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, please send a written request to the General Counsel and Secretary at the above email address.

Annual Report on Form 10-K and Additional Materials

The Notice, Annual Report on Form 10-K and proxy materials have been made available to all stockholders entitled to vote at the Annual Meeting and who received the Notice. The Annual Report on Form 10-K can also be viewed at https://materials.proxyvote.com.

BOARD OF DIRECTORS AND NOMINEES

Board of Directors	Class	Age	Position	Year Elected	Term Expires
Director Nominees
Laurence Franklin	II	67	Director	2006	2020
A. John Hass III	II	54	Chief Executive Officer and Chairman of the Board of Directors	2014	2020
Aedhmar Hynes	II	53	Director	2019	2020
Continuing Directors
Patrick Gross	III	75	Director	2006	2021
George Logue	III	69	Director	2018	2021
David Nierenberg	I	66	Director	2015	2022
Kathryn Eberle Walker	I	43	Director	2019	2022
Jessie Woolley-Wilson	III	57	Director	2017	2021
Steven Yankovich	I	58	Director; Lead Independent Director	2014	2022

Our business and affairs are managed under the direction of the Board in accordance with the Delaware General Corporation Law (the “DGCL”), our Charter and our bylaws. Our bylaws provide that the number of directors shall be fixed by resolution adopted by a majority of the Board. Our Board of Directors currently consists of nine directors. Pursuant to the Company’s bylaws, the Board is currently divided into three classes, with one class elected at each annual meeting of stockholders, to hold office for a three-year term beginning on the date of election. On the date of the Annual Meeting, only the terms of our Class II directors are scheduled to expire. The Corporate Governance and Nominating Committee has therefore recommended that our three current Class II directors, Mr. Franklin, Mr. Hass and Ms. Hynes, be nominated for election to the Board by the stockholders at the Annual Meeting. If elected, the nominees will serve as directors until the 2023 annual meeting of stockholders and until their successors are elected and qualified, subject to their earlier death, resignation or removal (see Proposal 1).

In February 2020, after careful consideration, the Board determined that it would be in the best interests of our stockholders to declassify the Board to allow our stockholders to vote on the election of the entire Board annually, rather than on a staggered basis. As such, the Board conditionally approved amendments to our bylaws to declassify the Board, subject to stockholder approval of the proposed amendment to our Charter at the Annual Meeting (see Proposal 4). As a result of the Board’s decision, if Proposal 4 is approved by our stockholders, we would begin transitioning the current staggered director terms to annual terms beginning with director elections at the 2021 annual meeting of the stockholders. It will take three successive years to complete the transition to annual terms for the entire Board with all members of our Board standing for annual election beginning with the 2023 annual meeting of stockholders. If Proposal 4 is not approved by our stockholders, our Board will remain classified with three-year terms. For more information on the proposed amendment, please see Proposal 4.

Set forth below is biographical information disclosing each director’s and director nominee’s age, business experience and other directorships held during the past five years. It also includes the experiences, qualifications, attributes or skills that led the Board of Directors to determine that the individual should serve as a director of the Company. Unless otherwise specified, each director has held his or her position for at least five years. There are no family relationships among any of our directors or executive officers.

DIRECTOR NOMINEES (CLASS II)

Laurence Franklin

Director

Laurence Franklin has served as a director since May 2006 and as the Chair of the Audit Committee since February 2012.  Mr. Franklin also serves on the Corporate Governance and Nominating Committee.  He previously served as the Chairman of the Board of Directors from February 2011 to February 2012.  Since April 2014, he has served as managing partner of LF Enterprises, LLC, a private investment and business advisory firm.  Mr. Franklin previously served as the Chief Executive Officer of Frette Srl, a leading manufacturer and retailer of luxury linens and home furnishings, from July 2011 until January 2014. Mr. Franklin served as President and Chief Executive Officer of Tumi Inc. (“Tumi”), a manufacturer and retailer of luxury travel, business and lifestyle accessories, from 2002 until 2009, and was a board member of Tumi until 2011. Prior to joining Tumi, Mr. Franklin served as President of Coach Leatherware Company, Inc. and General Manager of Elizabeth Arden Inc. Mr. Franklin began his career at Peat Marwick Mitchell and Co., in audit, and then worked in the Management Consulting Services group at Price Waterhouse & Co. He also serves on the boards of a number of privately held for-profit businesses. Mr. Franklin earned his B.A. from Colgate University and his M.S. from the New York University Graduate School of Business.  Mr. Franklin is a qualified (non-practicing) Certified Public Accountant.

Our Board of Directors believes that Mr. Franklin is particularly qualified to serve as a director based on his business, leadership and management experience, including expertise in wholesale distribution, retail development, corporate management, operations and supply chain management and building international brands.  In addition, Mr. Franklin’s public finance, accounting and operations experience qualify him as an audit committee financial expert.

Director since 2006 Age: 67

A. John Hass III

Chief Executive Officer and Chairman of the Board of Directors

A. John Hass III has served as a director since November 2014 and has served as Chairman of the Board and Chief Executive Officer since April 2016. Previously, Mr. Hass served as President from April 2016 until January 2019 and as Interim President and Chief Executive Officer from April 2015 to April 2016.  From September 2012 until November 2014, he was a senior advisor to Osmium Partners, LLC, an alternative asset management firm and a stockholder of the Company. Mr. Hass was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the Senior Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. Mr. Hass was the Chief Executive Officer of OptionsHouse, a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, he was employed at Goldman, Sachs & Co., a subsidiary of the financial services company, The Goldman Sachs Group, Inc., most recently as a Managing Director in the Investment Banking Division. In addition, Mr. Hass serves on the board of directors of WITNESS, Inc., a global-human rights nonprofit, and The University of Chicago Laboratory Schools, serves as member of the Photography Committee of the Art Institute of Chicago and serves as a trustee of The Museum of Contemporary Photography.  Mr. Hass received his Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign.

Our Board of Directors believes that Mr. Hass is particularly qualified to serve as a director based on his familiarity with Rosetta Stone’s business and strategies, along with his broad experience in the banking and financial services industry.

Director since 2014 Age: 54

Aedhmar Hynes

Director

Aedhmar Hynes was appointed to serve as a director in August 2019 and is a member of the Compensation Committee. Ms. Hynes is ranked among the top 50 most powerful communications professionals in the world. From 2000 until September 2018, she served as the Chief Executive Officer of Text100, a digital communications agency, with 22 offices and over 600 consultants across Europe, North America and Asia. Through her consulting work she has advised and supported many of the world’s most important brands through digital transformation and technology disruption. She has worked closely with client executives, coaching them on company brand reputation, purpose and cultural change driving stakeholder value, customer engagement and brand loyalty.

Today, Ms. Hynes is Chairman of the Board of Trustees of The Page Society, the preeminent industry body for Chief Communications Officers of Fortune 500 companies. She serves on the boards of IP Group plc (LSE:IPO) and Tupperware Brands Corporation (NYSE: TUP), as well as serving on the advisory board of MIT Media Lab. Ms. Hynes was selected to become a Henry Crown Fellow of The Aspen Institute in 2008 and is currently a member of the Aspen Global Leadership Network. She was named Global Professional of the Year in 2018 by PR Week. A native of Ireland, Ms. Hynes holds degrees from The National University of Ireland - Galway and The Galway-Mayo Institute of Technology.

Our Board of Directors believes that Ms. Hynes is particularly qualified to serve as a director based on her significant business, leadership and management roles, her wealth of experience as a marketing and communications professional, and her background in advising and supporting technology businesses.

Director since 2019 Age: 53

CONTINUING DIRECTORS (CLASSES I AND III)

Patrick Gross

Director

Patrick Gross has served as a director since February 2006, including serving as Chairman of the Board of Directors from May 2013 to March 2016.  He previously served as Lead Independent Director of the Board from February 2012 to May 2013 and from April 2016 to August 2019. Mr. Gross currently serves on the Audit, Compensation and Corporate Governance and Nominating Committees.  Since 2002, Mr. Gross has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm that he founded. Prior to founding The Lovell Group, Mr. Gross was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc., then a publicly traded information technology, consulting, software development and systems integration firm. Mr. Gross is a director of Career Education Corporation (NASDAQ: CECO), Liquidity Services, Inc. (NASDAQ: LQDT) and Waste Management, Inc. (NYSE: WM).  Mr. Gross also currently serves on the boards of several private technology-based companies. Mr. Gross previously served on the boards of Capital One Financial Corporation (NYSE: COF) from 1995 to 2017, Computer Network Technology Corporation from 1997 to 2006, Mobius Management System, Inc. from 2002 to 2007 and Taleo Corporation from 2006 to 2012. He holds a B.S.E. from Rensselaer Polytechnic Institute, an M.S.E. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.

Mr. Gross currently serves, or has served, on the boards of several educational organizations including Sidwell Friends School since 2016 (having previously served from 1980-1988 and 1992-2000) and D.C. Preparatory Academy, a Washington, D.C. charter school system with 1,800 preK-8th grade students.  He also serves on the boards of Stanford Institute for Economic Policy Research, the Committee for Economic Development, the Foreign Policy Association and the World Affairs Council of Washington, D.C. (which he co-founded).

Our Board of Directors believes that Mr. Gross is particularly qualified to serve as a director based on his demonstrated leadership abilities, business judgment, and extensive experience in management, information technology, software, and his education. Mr. Gross’ finance and operations experience qualify him as an audit committee financial expert, and his long-tenured service on other public company boards provides significant insight into the Company’s corporate governance.

Director since 2006 Age: 75

George Logue

Director

George Logue has served as a director since March 2018 and is a member of the Compensation and Audit Committees. Mr. Logue has served as the President of Logue Educational Consulting since January 2016.  Before becoming an independent consultant, he served in a number of executive roles with Cambium Learning Group, Inc., including as President of the Voyager Sopris Learning business segment from March 2013 to January 2016 and President of the Sopris Learning business unit from January 2009 to March 2013. Mr. Logue has also served in leadership positions with Houghton Mifflin Company, including President of the School Division and Senior Vice President for Sales and Marketing. He holds a B.S. in Education from Boston University and a Master's in Education from Bridgewater State University.

Our Board of Directors believes that Mr. Logue is particularly qualified to serve as a director based on his extensive experience in education, technology, sale and marketing and management gained throughout his career with Cambium and Houghton Mifflin as well as his consulting engagements.  He also has a deep familiarity with Rosetta Stone's business and industry, particularly its Literacy business segment.

Director since 2018 Age: 69

David Nierenberg

Director

David Nierenberg has served as a director since April 2015.  He currently serves as the Chair of the Compensation Committee and as a member of the Audit and Corporate Governance and Nominating Committees.  Mr. Nierenberg serves as the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), which manages the D3 Family Funds.  Several of the D3 Family Funds, NIMCO and Mr. Nierenberg are stockholders of the Company.  Before founding NIMCO in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund.  Mr. Nierenberg began his career at Bain & Company Inc., where he was a Partner, managing strategy, acquisition, and cost reduction projects.  He serves as Chair of the Advisory Board of the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School. Mr. Nierenberg chairs the Research Advisory Council of Glass, Lewis & Co.  He is also a member of the board of the Washington State Investment Board, Houston Wire & Cable Company (Nasdaq: HWCC), Riverview Bancorp (NYSE: RVSB) and Flotek Industries (NYSE: FTK), as well as a member of the Board of Trustees of The National WWII Museum.  Mr. Nierenberg received his Juris Doctor from Yale Law School and his B.A. in History, summa cum laude, from Yale College.

Our Board of Directors believes that Mr. Nierenberg is particularly qualified to serve as a director based on his significant expertise in strategic planning and corporate governance, along with his broad-based business knowledge. In addition, Mr. Nierenberg’s finance and operations experience qualify him as an audit committee financial expert, and his service on other public company boards and with the Ira M. Millstein Center and Glass, Lewis & Co. provides significant insight into the Company’s corporate governance.

Director since 2015 Age: 66

Kathryn (Kate) Eberle Walker

Director

Kate Eberle Walker was appointed to serve as a director in November 2019 and is a member of the Audit Committee. Ms. Walker has more than 20 years of experience leading, advising, acquiring and investing in education companies. She currently serves as the Chief Executive Officer of Presence Learning, a leading provider of live online special education therapy and assessment services for K-12 districts supporting children with special needs. Prior to this, from December 2017 to December 2018, she served as an advisor to the executive teams of various education companies seeking expertise in building sales and growth strategies in the education market. From September 2014 to November 2017, Ms. Walker served in leadership positions with The Princeton Review and its subsidiary Tutor.com, including serving as Chief Executive Officer from December 2015 to November 2017, Chief Financial Officer from September 2014 to November 2015 and Senior Vice President, Strategy and Corporate Development from January 2014 to September 2014, where she built a scaled organization that leveraged technology to deliver high-quality educational outcomes for students. Prior to that, Ms. Walker managed M&A and venture investments for Kaplan, Inc., a large and diversified global education company. She supports and advises several early stage education ventures and serves on the boards of Brooklyn Prospect Charter School and the International School of Brooklyn. Ms. Walker began her career as an investment banker at Goldman Sachs and received her MBA from Harvard Business School.

Our Board of Directors believes that Ms. Walker is particularly qualified to serve as a director based on her demonstrated leadership abilities, her significant background in financial and other operational leadership roles, and her years of experience leading, advising, acquiring and investing in education technology companies.

Director since 2019 Age: 43

Jessie Woolley-Wilson

Director

Jessie Woolley-Wilson has served as a director since October 2017 and is a member of the Compensation and Corporate Governance and Nominating Committees.  Ms. Woolley-Wilson is currently Chair, President and CEO of DreamBox Learning, a provider of innovative educational math solutions. From May 2007 until August 2010, Ms. Woolley-Wilson served as president of Blackboard Inc.’s K-12 Group. From 2002 to 2006, she served in various positions with LeapFrog Enterprises, including as President of LeapFrog School House, the K-12 division of LeapFrog. Ms. Woolley-Wilson has also served in positions of leadership at collegeboard.com, the interactive division of the College Board, and at Kaplan, a leading test preparation company in the U.S. Ms. Woolley-Wilson currently serves on the boards of several educational organizations, including Western Governors University Board of Trustees and Ursuline Academy. She is also on the board of Boeing Employees Credit Union. Ms. Woolley-Wilson has been a featured speaker at international events including TEDx Rainer, SXSWedu, and DENT, as well as a moderator for the Aspen Institute. Ms. Woolley-Wilson holds an MBA from Harvard Business School and a B.A. from the University of Virginia. She is also a 2007 Henry Crown Fellow.

Our Board of Directors believes that Ms. Woolley-Wilson is particularly qualified to serve as a director based on her deep familiarity with Rosetta Stone's business and industry, particularly in the educational technology space. She has extensive experience in technology and management gained throughout her career with DreamBox and LeapFrog, and brings unique perspectives to the Board with regard to addressing strategic and operational issues.

Director since 2017 Age: 57

Steven Yankovich

Director; Lead Independent Director

Steven Yankovich has served as a director since October 2014 and is our Lead Independent Director. Mr. Yankovich also serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Audit Committee.  Mr. Yankovich is an active startup investor, advises a number of startups and venture capital firms and serves on a philanthropic board. Previously, until March 2019, Mr. Yankovich spent 10 years in various executive product and technology roles at eBay Inc. including creating eBay’s mobile strategy and footprint in 2009 and assisting with the spin out of Magento Commerce. He subsequently became CTO of Magento in November 2015 after its sale to private equity, and then returned to eBay as Chief Product Architect in November 2016 to lead buyer growth and a transformational buyer experience on its global marketplace. Mr. Yankovich has extensive experience working in the technology, e-commerce, consumer and enterprise software and mobile sectors resulting in a patent portfolio of 100+ patents, of which 62 are granted.

Our Board of Directors believes that Mr. Yankovich is particularly qualified to serve as a director based on his expertise in technology, e-commerce, consumer and enterprise software and mobile. Mr. Yankovich also brings a unique entrepreneurial and innovation experience to the Board.

Director since 2014 Age: 58

EXECUTIVE OFFICERS

Set forth below is information regarding the position(s), ages and business experience held by each of our current executive officers.

Name	Age	Position(s) Held with the Company
A. John Hass III	54	Chief Executive Officer and Chairman of the Board of Directors
Thomas Pierno	58	Chief Financial Officer
Nicholas Gaehde	59	Co-President and President of Literacy
Mathew Hulett	49	Co-President and President of Language
Sean Klein	49	General Counsel and Secretary

A. John Hass III. For more information about Mr. Hass, please see his biography above under the caption “Our Board of Directors and Nominees—Director Nominees (Class II).”

Nicholas Gaehde

Co-President and President of Literacy

Nicholas Gaehde was appointed Co-President of Rosetta Stone effective January 1, 2019 and has served as President of Literacy since August 2017.  Mr. Gaehde has been with Lexia Learning, or Lexia, a subsidiary of Rosetta Stone since 2005 and became a member of Rosetta Stone’s leadership team in 2013.  Mr. Gaehde has deep industry experience in literacy, software development and K–12 educational publishing. Having guided Lexia through several transformations, he has maintained a keen focus on Lexia’s mission to help improve student literacy in schools and districts throughout the United States. Prior to joining Lexia, Mr. Gaehde served as President of Educators Publishing Service, Inc., a publisher of literacy solutions for the K–8 market. Before that, he held product management and marketing positions at Vertigo Development Group, Lotus Development Corporation, and New England Business Service. Mr. Gaehde received his B.A. in Psychology from Pitzer College and a Master's from Boston University's School of Management.

Mathew Hulett

Co-President and President of Language

Mathew Hulett was appointed Co-President of Rosetta Stone effective January 1, 2019 and has been President of Language at Rosetta Stone since August 2017.  Mr. Hulett joined Rosetta Stone from Pioneer Square Labs, a Seattle-based startup studio where he served as Entrepreneur in Residence from May to July 2017. Prior to that, from October 2015 to March 2018, he served as Entrepreneur in Residence at Voyager Capital, an information technology venture capital firm.  From December 2015 to April 2017, Mr. Hulett served as the Chief Product Officer at TINYpulse, a privately held SaaS- based Human Resources technology provider, where he was responsible for driving product strategy, design and development. From May 2013 to September 2015, Mr. Hulett served as the Chief Executive Officer of Click Sales, Inc. (dba ClickBank), a privately held, top-100 internet retailer that provides digital lifestyle products to customers in 190 countries. Prior to ClickBank, Mr. Hulett served as Senior Vice President of RealNetwork’s games division from August 2010 to May 2013, where he led the right-sizing effort of the traditional gaming business and led the business’ turnaround strategy pivot into social and mobile gaming. He has also held the CEO role at AdXpose and was President of the corporate travel division of Expedia.  He received his B.S. in Marketing and Information Systems from the University of Washington.

Thomas Pierno

Chief Financial Officer

Thomas Pierno has served as our Chief Financial Officer since May 2012. Prior to joining Rosetta Stone, Mr. Pierno was Chief Financial Officer at Vertis Communications, Inc. (“Vertis”), a marketing communications firm from May 2011 to April 2012, and while there, also directed supply chain and information technology operations. Prior to joining Vertis, Mr. Pierno held the position of Vice President, Financial Planning and Treasury at Comverse, a global provider of software and systems, from February 2010 to April 2011, where he was responsible for worldwide budgets, forecasts and treasury operations. Before joining Comverse, Mr. Pierno served in several executive positions at AOL from 1998 to 2009, notably Senior Vice President and Controller. Prior to joining AOL, Mr. Pierno was Chief Financial Officer at World Color Press, Inc., a publicly traded company that prints magazines, catalogs, direct mail and books, from 1994 to 1998. He began his career at Ernst & Young as a Certified Public Accountant. Mr. Pierno holds a B.B.A. in Accounting and an M.B.A. from Pace University.

Sean Klein

General Counsel and Secretary

Sean Klein was appointed General Counsel and Secretary of Rosetta Stone in July 2019.  Prior to serving in this role, Mr. Klein had been Vice President and Deputy General Counsel of Rosetta Stone since February 2019 and was Vice President and Senior Associate General Counsel of Rosetta Stone from February 2018 to February 2019.  Mr. Klein has over 20 years of legal experience gained through positions with in-house legal departments, law firms and the Federal government.  Prior to joining Rosetta Stone, he served as Chief Compliance Officer and Assistant General Counsel for U.S. Silica Holdings, Inc. from July 2012 to February 2018.  Previously, he served as Senior Counsel and Assistant Secretary for Constellation Energy Group, Inc., and held attorney positions with international law firms and the U.S. Securities and Exchange Commission.  He earned his law degree from Northwestern University School of Law and his B.S. in Accounting from Georgetown University.

CORPORATE SOCIAL RESPONSIBILITY

At Rosetta Stone, we recognize that operating our Company in an environmentally and socially conscious manner, while implementing good governance practices, will help drive the long-term growth and success of our business for our employees, customers, and investors. We work hard towards fulfilling our environmental, social, and governance responsibilities in the many ways described below. These initiatives are an integral part of how we operate and are intended to foster a culture where our employees are proud of the company for which they work.

Mission

Our Company is passionate about our social mission to change people’s lives through the power of language and literacy education. We believe that we enrich the lives of others by delivering best-in-class learning products and services that enable learners to speak confidently, read proficiently, communicate effectively, and boost their life and career prospects. With approximately two-thirds of U.S. students reading below grade level, our literacy products address an important societal need by providing personalized instruction to learners and empowering teachers with the data and information they need to help students reach grade level reading standards and improve their chances of meeting academic requirements and graduating.  In addition, we are especially proud of our custom language products, which have helped to preserve endangered languages, including Native American languages, for future generations.

With this mission, we are committed to cultivating a corporate culture that provides an engaging work environment for employees that encourages respect, collaboration, empowerment, integrity and innovation, as further supported by the initiatives below.

Diversity, Equity and Inclusion

We believe that encouraging diversity within our Company is a natural extension of our appreciation for the diverse identities and needs of the language and literacy learners found at the heart of our mission and vision. To support this belief, we put great effort into cultivating a diverse and inclusive company culture. In 2018, we established our internal Diversity, Equity and Inclusion Committee (the “DE&I Committee”) to formalize our commitment to building a more diverse, equitable and inclusive workplace. The DE&I Committee collaborates with businesses and education leaders in the DE&I space to bring expertise and best practices to the Company and to open doors for historically underrepresented or marginalized identities in the workplace. The DE&I Committee conducts regular employee surveys and collects insights on diversity, equity and inclusion topics across the Company, and has implemented guiding principles for all employees to encourage “diversity by design” in the Company’s daily activities and practices.   The DE&I Committee established a charter in 2019 that is used to govern their work and the participation of employees on the committee.

In addition to the DE&I Committee, our People Experience team is focused on sourcing potential hires from a diverse pool of candidates and ensuring appropriate hiring practices in order to build a team that represents the communities in which we work and the learners and customers we serve in order to best fulfill our mission.  People Experience also provides companywide training to support managers and employees as they seek to build an inclusive and equitable workplace.

We hire talented employees with diverse backgrounds and perspectives, and have a long-standing commitment to being an equal opportunity employer. In addition, our Board of Directors includes three female Board members, which represents 1/3 of the members of our Board of Directors.

Corporate Citizenship Initiatives

We believe that we have a responsibility to the communities in which we operate and where our employees live and work. The Company and its employees have taken an active role in supporting communities through civic involvement with nonprofit organizations, corporate donations and volunteerism.  Our nonprofit activities resulted in approximately 1,360 Company-sponsored employee volunteer hours in 2019. We are proud of the efforts we have made to date and look forward to continuing to strengthen our impact in 2020. Our current initiatives include:

PARTNERSHIP WITH YEAR UP

A nonprofit workforce development organization that prepares underserved young adults for successful careers and higher education. Our partnership includes 150 licenses to our Enterprise language learning product to assist young adults with English-language proficiency and confidence in speaking. In addition, employees of Rosetta Stone act as mentors to certain young adults participating in the program.

PARTNERSHIP WITH INTERNATIONAL REFUGEE ASSISTANCE PROJECT (IRAP)

A project of the Urban Justice Center in New York City that provides legal advocacy for refugees and displaced people in need of a safe place to call home.  Our partnership includes 51 licenses to our Enterprise language learning product to help IRAP representatives improve direct communications with clients from all over the world in their native languages. Our partnership also includes 150 12-month subscriptions to our language learning product for clients of IRAP who are in the process of resettlement and need to learn the language of their new country.

PARTNERSHIP WITH HIAS

An organization which partners with local refugee assistance organizations around the world to assist newly arriving refugees. Our partnership includes 1500 licenses to our Enterprise language learning product to help resettled refugees learn the language of their new country.

TENT PARTNERSHIP FOR REFUGEES

A global network of businesses making efforts to support refugees. Under the partnership, we have committed to employing refugees when possible and providing language learning to organizations that assist refugees.

COMPANY-WIDE DAY OF SERVICE

Our teams volunteer each year with local organizations focused on supporting learners, the underprivileged and humane causes. In 2019, over 340 staff volunteered their time with over 40 different organizations globally.

PRODUCT DONATIONS

We believe in supporting local organizations whose missions align with our own through product donations. Additionally, eligible employees are able to donate two language products per year to a nonprofit or organization of their choice.

Initiatives Related to COVID-19

We recognize that COVID-19 is changing the way our employees work with each other and our customers, and are committed to ensuring these changes cause the least disruption to our learners. In response to recent school closures around the world and the growing need to adopt distance-learning solutions, Rosetta Stone has implemented the following:

•	communications to districts and schools regarding best practices for remote learning;
•	expanded access to our products for all of our existing K-12 customers through the end of the year, with no additional charge, to help them move to remote learning;
•	Lexia Academy, which provides online implementation and training support for teachers, has been provisioned to help teachers implement our products with their students;
•	three months of free language learning subscriptions for all elementary, middle and high school students worldwide;
•	free unlimited language tutoring for all consumer subscribers through June 30, 2020; and
•	upgrades, free of charge, for our “bronze” access level Enterprise customers to a “silver” access level to provide access to online tutoring.

For more information on these initiatives, please see the Investor Relations section of our website at https://investors.rosettastone.com.

Human Capital Initiatives

We recognize that our employees are our best asset and, as such, strive to implement policies, procedures and programs that will attract, motivate and retain highly skilled employees. Rosetta Stone offers a comprehensive and generous benefits program, which includes, depending on eligibility, the following:

MEDICAL	DENTAL	VISION
SUPPLEMENTAL MEDICAL	LIFE, DISABILITY & AD&D	FSA/HSA ACCOUNTS
EDUCATIONAL ASSISTANCE	LEGAL INSURANCE	GENEROUS LEAVE & TIME OFF
RETIREMENT 401(K)	COMMUTER BENEFITS	ADOPTION ASSISTANCE
PRODUCT ACCESS, DISCOUNTS & DONATIONS	EMPLOYEE ASSISTANCE PROGRAM	WELLNESS AND DISCOUNT PROGRAMS
CAREGIVER SUPPORT	PET INSURANCE

Our employees are awarded compensation that is in line with those of our peers and the overall technology market. We have also developed various incentive programs to reward and recognize top talent across the Company. In addition to the Annual Incentive Program discussed under “Compensation Discussion and Analysis,” such programs include our annual Circle of Excellence program for top sales performers within the Lexia Learning and E&E sales divisions, as well as monetary awards under our Stela program (awarded annually) and Rock Star Recognition program (awarded anytime). Performance-based equity compensation is also awarded pursuant to our 2019 Omnibus Incentive Plan for director-level employees and above to encourage stock ownership in the Company.

We invest time and resources in our employees’ development and training by providing access to online learning resources, development seminars and by encouraging the incorporation of personal development goals into our annual goal setting process. We have specifically invested in programs for management effectiveness through structured mandatory training. We also annually review succession planning with the Board of Directors to identify potential successors, and any potential development needs, for each member of our executive team.

GOVERNANCE AND RISK

As a global provider of language and literacy products for consumers, corporations, and public and private educational institutions and organizations, we place a high priority on good governance practices to mitigate risk and potential harms and costs to our users, clients, employees and the Company. In addition to the governance practices discussed elsewhere in this proxy statement, we have established the following:

Data Privacy and Security (“DP&S”) Program

Rosetta Stone is committed to protecting the privacy rights of our users, clients and employees and safeguarding the data we collect while providing personalized and valuable services. As such, we are committed to processing the personal data we receive in accordance with the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks and the requirements under various data privacy laws applicable to our products and services, including the General Data Protection Regulation, the Family Educational Rights and Privacy Act, and the California Consumer Protection Act. Our comprehensive DP&S program includes:

●	adoption of our Privacy Policy, including related policies and procedures, which applies to all directors, officers and employees;
●	appointment of a data protection officer to lead our compliance efforts and who reports to the executive level;
●	a robust information security program that is regularly reviewed by management and subject to audit (e.g., SOC2, SOX) on an annual basis;
●	mandatory DP&S awareness trainings for all employees; and
●	implementation of procedures to intake, track and address requests from data subjects for access, correction, export or deletion of their personal information, in accordance with legal requirements.

Our DP&S initiatives, policies and procedures are regularly discussed with management, the Board of Directors and the Audit Committee.

Enterprise Risk Management Program

The Company’s enterprise risk management program is overseen by the Audit Committee.  Annually, management conducts a risk assessment process to identify the most significant risks facing the Company, the results of which are reported to the Audit Committee.  Mitigation plans are prepared to address the risks identified in the annual assessment and are monitored and revised throughout the year.  Management updates the Audit Committee quarterly on the status of its risk management efforts and consideration of the Company’s most significant risks are incorporated into quarterly business updates provided to the Board of Directors.

Ethical Standards

We have established policies and procedures to guide employee conduct and behavior, including those listed below.

CODE OF ETHICS AND BUSINESS CONDUCT	CONFIDENTIAL ETHICS HOTLINE
INSIDER TRADING POLICY	RELATED PARTY TRANSACTIONS POLICY
ANTI-BRIBERY AND ANTI-PIRACY POLICIES	GUIDELINES ON TRADEMARK USAGE
GUIDELINES FOR SOCIAL MEDIA USE	DISSEMINATION OF COMPANY INFORMATION POLICY

We generally require employees to acknowledge our policies, as applicable, on an annual basis. In addition, we administer online trainings across various legal and compliance topics on an annual basis as necessary depending on an employee’s role and/or responsibilities.

As part of our Code of Ethics and Business Conduct, we have established a confidential ethics hotline, which may be accessed by telephone or through the web, for our employees to report violations or suspected violations of Company policies or applicable laws or regulations. Reports received through the ethics hotline are provided to the Audit Committee as appropriate.

SUSTAINABILITY INITIATIVES

Over the last several years, and as our Company has evolved, we have transitioned our consumer language segment away from providing our products through CD packages to online subscriptions under a SaaS-based delivery model, which provides access to our products across the web and through applications. Similarly, our literacy and E&E language segments provide literacy and language solutions to educational institutions, corporations and government agencies worldwide, as applicable, under a SaaS model. We believe that this delivery model reduces our carbon footprint and provides a more economical, efficient and relevant way for us to deliver our products to customers, in addition to providing customers with a better overall experience. We also believe that our delivery model provides greater opportunities for long-term value creation as the demand for e-learning language and literacy solutions grows across the globe.

In addition to our product delivery efforts, we are focused on sustainability initiatives within our offices that reduce energy, waste and materials consumption and strive to find cost-effective and environmentally friendly office solutions.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that Rosetta Stone is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Ethics and Business Conduct are available on the investor relations section under the corporate governance page of our corporate website, https://investors.rosettastone.com/corporate-governance. Alternatively, you can request a copy of any of these documents by writing to the General Counsel and Secretary at corporatesecretary@rosettastone.com.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to directors and all employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at https://investors.rosettastone.com/corporate-governance.  We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding an amendment to, or waiver concerning a material departure of, a provision of our Code of Ethics and Business Conduct involving our principal executive, financial or accounting officer or controller by posting such information on our website.

Policy Against Hedging or Pledging

To ensure that the interests of our directors, officers and employees are fully aligned with those of stockholders in general, our Insider Trading Compliance Policy prohibits our directors, officers and employees from engaging in short-term or speculative transactions including selling our stock “short” and transacting in publicly-traded options, warrants, puts and calls or similar instruments on our securities that are designed to hedge or offset any decrease in the market value of our common stock.  Directors, officers and employees also are prohibited from holding our stock in a margin account or pledging our stock as collateral for a loan.

Composition of Our Board of Directors; Board Declassification

Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. Our Board of Directors currently consists of nine members, eight of whom are non-employee members and are considered independent under NYSE rules.  Each director holds office until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Currently, our bylaws provide for a classified board structure with our Board members divided into three classes. One class is elected at each annual meeting of stockholders to hold office for a three-year term beginning on the date of the election.

In February 2020, after careful consideration, the Board determined that it would be in the best interests of our stockholders to declassify the Board to allow our stockholders to vote on the election of the entire Board annually, rather than on a staggered basis. As such, the Board conditionally approved amendments to our bylaws to declassify the Board, subject to stockholder approval of the proposed amendment to our Charter at the Annual Meeting (see Proposal 4). As a result of the Board’s decision, if Proposal 4 is approved by our stockholders, we would begin transitioning the current staggered director terms to annual terms beginning with director elections at the 2021 annual meeting of the stockholders. It will take three successive years to complete the transition to annual terms for the entire Board with all members of our Board standing for annual election beginning with the 2023 annual meeting of stockholders.  If Proposal 4 is not approved by our stockholders, our Board will remain classified with three-year terms. For more information on the proposed amendment, please see Proposal 4.

Our Board is currently classified as follows:

•

Laurence Franklin, A. John Hass III, and Aedhmar Hynes are designated Class II Directors whose terms will expire at our Annual Meeting; if re-elected, these directors will have terms that expire at our 2023 annual meeting of stockholders;

•

Patrick Gross, George Logue and Jessie Woolley-Wilson are designated Class III Directors whose terms will expire at our 2021 annual meeting of stockholders; if re-elected, and subject to the approval of Proposal 4, these directors will have a one-year term that expires at our 2022 annual meeting of stockholders. If Proposal 4 is not approved, these directors will have terms that expire at our 2024 annual meeting of stockholders, if re-elected; and

•

David Nierenberg, Kathryn Eberle Walker, and Steven Yankovich are designated Class I Directors whose terms will expire at our 2022 annual meeting of stockholders; if re-elected, and subject to the approval of Proposal 4, these directors will have a one-year term that will expire at our 2023 annual meeting of stockholders. If Proposal 4 is not approved, these directors will have terms that expire at our 2025 annual meeting of stockholders, if re-elected.

Our bylaws further provide that any vacancy created by a resignation of a director shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director.  Any director may also resign at any time upon notice to the Company and such resignation is effective upon the delivery of the resignation, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Furthermore, in the event Proposal 4 is approved, our corporate governance guidelines would also require a director who receives a greater number of votes “against” his or her election than votes “for” such election to promptly, following certification of the stockholder vote, tender his or her resignation to the Board for consideration. As detailed in Proposal 4, our classified board structure and the DGCL historically required that our Charter provide for the removal of a director only for cause and by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of our directors. In the event Proposal 4 is approved by our stockholders at the Annual Meeting, our Charter would be amended to allow removal of a director with or without cause (see Proposal 4).

Director Independence

Our Board of Directors has reviewed the independence of each director and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.  As a result of this review, our Board of Directors has determined that all of our directors, other than Mr. Hass, our Chief Executive Officer and Chairman of the Board of Directors, are “independent directors” and meet the independence requirements under the listing standards of the NYSE and the rules and regulations of the SEC.

Our corporate governance guidelines provide that the non-management directors will regularly meet in executive session, without management present. As required under applicable NYSE listing standards, in the year ended December 31, 2019, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. Mr. Gross presided over these sessions as Lead Independent Director until August 2019 when Mr. Yankovich was appointed by the Board as Lead Independent Director.  Both Mr. Gross and Mr. Yankovich are “independent directors” and meet the independence requirements under the listing standards of the NYSE.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in a way that is in the best interest of the Company at any given point in time. As such, and as further provided in our corporate governance guidelines, our Board does not have a policy on whether the role of the Chief Executive Officer and Chairman of the Board should be separate, or, if it is to be separate, whether the Chairman should be selected from the non-management directors or be an employee. We currently operate with one individual, Mr. Hass, serving as Chief Executive Officer and Chairman of the Board. Our Board of Directors appointed Mr. Hass to serve as Chief Executive Officer and Chairman of the Board effective April 1, 2016.  Mr. Hass previously served as a director since November 2014. The Board believes that combining the Chief Executive Officer and Chairman of the Board positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Hass’s extensive experience and knowledge of the Company, places him in the best position to focus the independent directors’ attention on the issues of greatest importance to the Company and its stockholders, and provides us with unified leadership. The Board of Directors may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the Chief Executive Officer.

Under the rules of the NYSE, and to protect the role of the independent directors under a combined leadership structure, any time that the Chairman of the Board is not an individual who is independent, the Board of Directors will appoint a Lead Independent Director elected by the independent directors, with broad authority and responsibility over Board governance and operations. This structure allows one person to speak for and lead both the Company and the Board of Directors, while also providing for effective independent board oversight through a Lead Independent Director. Because Mr. Hass is not an independent director, our independent directors, based on the recommendation of the Corporate Governance and Nominating Committee, appointed Mr. Yankovich to replace Mr. Gross as the Lead Independent Director in August 2019. As Lead Independent Director, Mr. Yankovich has the following authority, as detailed in the Company’s corporate governance guidelines:

•	preside at all meeting of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;
•	serve as a liaison between the Chairman of the Board and the independent directors;
•	approve information sent to the Board;
•	approve meeting agendas for the Board;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	call meetings of the independent directors.

As part of the Board’s annual assessment process, the Board evaluates our Board leadership structure to ensure that it remains appropriate. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of these roles provides the Board with the greatest flexibility to determine the best leadership structure.

The Board of Directors oversees risk by actively reviewing management decisions and financial controls at both the full Board and Board committee levels. The Board of Directors takes a hands-on role in risk management practices in such areas as credit risk, liquidity risk, and operational risk by obtaining detailed reports from management, maintaining continuous dialogue with management, and providing extensive input on material corporate decisions. The Board of Directors extensively oversees management, particularly through periodic conferences between the Chief Executive Officer and certain members of the Board of Directors. The extent of the Board of Directors’ oversight function has the effect of solidifying the Board’s leadership structure by providing excellent knowledge of the strategy and operations of the Company to the Board of Directors.

Committees of our Board of Directors

Our Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee. In addition to the standing committees, our Board of Directors also established the following ad hoc special advisory committees: the Business Advisory Committee and the Transactions Committee. Our Board of Directors receives periodic reports from each of these committees on their activities. Each standing committee operates under a written charter that has been approved by our Board. Current copies of the charters for each standing committee of the Board are available on the investor relations section under the corporate governance page of our corporate website, https://investors.rosettastone.com/corporate-governance. Alternatively, you can request a printed copy of any of these documents free of charge by writing to the General Counsel and Secretary at corporatesecretary@rosettastone.com.

Audit Committee

During 2019, our Audit Committee met eight times. Currently, our Audit Committee consists of Laurence Franklin, who serves as the Chair, Patrick Gross, George Logue, David Nierenberg, Kathryn Eberle Walker and Steven Yankovich, each of whom is a non-employee member of our Board of Directors. Our Board of Directors has determined that each member of our Audit Committee meets the requirements of financial literacy under the rules of the NYSE. Messrs. Franklin, Gross and Nierenberg and Ms. Walker serve as our audit committee financial experts, as defined under SEC rules. Each member of the Audit Committee is independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.  No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Rosetta Stone.

The Audit Committee assists our Board of Directors in risk oversight by reviewing and discussing policies with management and the independent auditor regarding our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee, as part of its independent auditor and internal audit oversight, also reviews and discusses the effectiveness of our disclosure controls and internal control over financial reporting and the performance of the internal audit function. The Audit Committee also directs and monitors our implementation of our corporate-wide compliance program, and oversees the periodic review and assessment of the effectiveness of our compliance program.

Under its charter, our Audit Committee is responsible for, among other things:

•	approving the appointment, retention and termination of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	evaluating the qualifications, performance and independence of our independent auditors;
•

monitoring, and discussing with management, the guidelines and policies governing the process by which the Company assesses and handles major financial risk exposures and the steps management has taken to monitor and control risk management;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and
•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

Compensation Committee

During 2019, our Compensation Committee met five times. Our Compensation Committee consists of David Nierenberg, who serves as the Chair, Patrick Gross, Aedhmar Hynes, George Logue and Jessie Woolley-Wilson, each of whom is a non-employee member of our Board of Directors. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the requirements of the NYSE.

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs to promote an environment that does not encourage unnecessary and excessive risk-taking, including with respect to the Policy on Recoupment of Performance Based Compensation (“Clawback Policy”). The Compensation Committee also reviews our compensation practices against best practices with respect to “say on pay” philosophies and guidelines.

Under its charter, our Compensation Committee is responsible for, among other things:

•

reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity-based awards, executive employment agreements, severance and change in control arrangements, and any other special benefits, compensation or arrangements;

•	reviewing and approving annual goals and objectives, bonus criteria and equity guidelines for our executive officers;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules and regulations;
•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;
•	administering, reviewing and making recommendations with respect to our equity-based compensation plans; and
•	appointing, compensating and overseeing compensation consultants and other advisors.

The Compensation Committee may form and delegate authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee shall report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

The Compensation Committee is also authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. For 2019, the Compensation Committee engaged its existing independent compensation firm, Exequity.  However, management consulted Exequity only on a very limited basis in 2019, primarily to provide our Compensation Committee with updates on regulatory developments and certain research and analysis relating to executive compensation.

Compensation Committee Interlocks and Insider Participation

The following directors were members of the Compensation Committee for some or all of 2019: David Nierenberg, Patrick Gross, Aedhmar Hynes, George Logue, and Jessie Woolley-Wilson.  None of the members of the Compensation

Committee during 2019 was an officer or employee of the Company or any of its subsidiaries, during the period he or she served, and none has had a relationship with the Company or any of its subsidiaries since the beginning of 2019 that would be required to be disclosed as a transaction with a related person.  No member of the Compensation Committee was formerly an officer of the Company.  None of our executive officers has served as a member of the board of directors or compensation committee of any entity at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

During 2019, our Corporate Governance and Nominating Committee met four times. Our Corporate Governance and Nominating Committee consists of Steven Yankovich, who serves as the Chair, Patrick Gross, Laurence Franklin, and David Nierenberg, each of whom is a non-employee member of our Board of Directors. Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee satisfies the requirements for independence under the NYSE rules.

The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and evaluates the Board of Directors’ corporate governance guidelines and other Board and committee processes.

Under its charter, our Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	reviewing succession planning for our Chief Executive Officer;
•	overseeing the evaluation of our Board of Directors; and
•	recommending members for each committee of our Board of Directors.

Our Corporate Governance and Nominating Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Rosetta Stone. The Corporate Governance and Nominating Committee relies on its knowledge and relationships and the knowledge and relationships of our officers and other directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. With respect to nominees recommended by stockholders, our Corporate Governance and Nominating Committee will consider such nominees in the same manner as it evaluates other potential director nominees, as set forth in the Company’s Policy Governing Director Qualifications and Nominations, which is available on our website in the investor relations section under the corporate governance page at https://investors.rosettastone.com/corporate-governance.

Business Advisory Committee

As a special ad hoc advisory committee, the Business Advisory Committee provides operational and strategic thought-partnership to the Language business leadership. The Business Advisory Committee consists of Laurence Franklin, who serves as the Chair, Patrick Gross, George Logue, David Nierenberg and Steven Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Business Advisory

Committee held no meetings during fiscal year 2019 as the responsibilities of this Committee have been addressed by the full Board of Directors.

Transactions Committee

As a special ad hoc advisory committee, the Transactions Committee reviews strategic transactions and operational alternatives for the Company. The Transactions Committee consists of Laurence Franklin, Patrick Gross, George Logue, David Nierenberg and Steven Yankovich, each of whom is a non-employee member of our Board of Directors. The directors are not compensated separately for serving on this Committee. The Transactions Committee held five meetings during fiscal year 2019.

Attendance at Meetings

Our Board of Directors held six meetings during the year ended December 31, 2019. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by our Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, during the period for which he or she served.  The following table sets forth the committees of our Board of Directors, the number of meetings held by each committee in 2019 and the membership of each committee as of December 31, 2019.

Name	Audit	Compensation	Corporate Governance and Nominating	Business Advisory	Transactions
Laurence Franklin	C		M	M	M
Patrick Gross	M	M	M	M	M
Aedhmar Hynes(1)		M
George Logue	M	M		M	M
David Nierenberg	M	C	M	M	M
Kathryn Eberle Walker(2)	M
Jessie Woolley-Wilson		M	M
Steven Yankovich	M		C	M	M
Meetings Held in 2019	8	5	4	0	5

C  = Chair

M = Member

(1)	Ms. Hynes was appointed to the Board of Directors and the Compensation Committee in August 2019.
(2)	Ms. Walker was appointed to the Board of Directors and the Audit Committee in November 2019.

Directors are encouraged, but not required, to attend our annual meeting of stockholders. Four of the seven then-serving members of our Board of Directors attended the 2019 annual meeting of stockholders.

Policy Governing Director Qualifications and Nominations

We seek directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. We consider diversity in our nomination of directors, which may include, but is not limited to, diversity with respect to race, gender and areas of expertise.  In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of backgrounds and experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board of Directors.  The Board of Directors assesses its effectiveness in this regard as part of its annual Board of Directors evaluation process.

Our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

•	the candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment;
•	the candidate shall be committed to representing the long-term interests of our stockholders;
•	the candidate shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;
•	to the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings; and
•	the candidate meets any other minimum qualifications and other criteria for board membership approved by our Board of Directors from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

•

a majority of the Board of Directors is “independent” in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of the Company are traded, and any governmental or regulatory body exercising authority over the Company;

•	each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is comprised entirely of independent directors; and
•

at least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC and financial sophistication requirements under NYSE rules.

In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination:

•	whether the candidate has direct experience in our industry or in the markets in which we operate;
•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience;
•	whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•	whether the candidate is accomplished in his or her respective field, with strong credentials and recognition; and/or
•	whether the candidate is well-regarded in the community.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

The compensation of our non-employee directors is reviewed and established by our Compensation Committee. This compensation is annually reviewed by the committee based on market practice information and peer data to ensure continued alignment with company goals and stockholder interest. In 2019, after reviewing the market and peer data, the Compensation Committee determined not to make any changes to our existing non-employee director compensation policy. Under this policy, our non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with Board service.

Element of Compensation	Compensation Amount
Annual Retainer(1)	$40,000
Annual Lead Independent Director Retainer(1)	$15,000
Annual Non-Executive Chair of Board Retainer(1)	$40,000
Annual Committee Chair Retainers(1)(2)	$20,000 (Audit) $10,000 (Compensation) $ 5,000 (Corporate Governance and Nominating)
Annual Committee Member Meeting Fees(3)	$10,000
Annual Equity Grant	$50,000 fixed value NQSOs(4) $50,000 fixed value RSUs(5)
(1)

Non-employee directors may choose to receive the value of their retainer in cash, restricted stock units (“RSUs”) or nonqualified stock options (“NQSO”), valued at the fair market value at the time of issuance. We do not issue, nor do we pay cash for, fractional shares. Annual retainer fees are payable upon Board approval, with one-fourth of the total paid quarterly in arrears. Common stock shares for RSUs are delivered following the director’s separation from service from the Company.

(2)	In the event of a change to the designated chair for a Board committee, the annual retainer for chairing the committee will be prorated based on the number of days the chair held the position.
(3)	Non-employee directors serving on one or more Board committees receive a flat retainer in the amount above, regardless of the number of committees served or the number of meetings held.
(4)

All non-employee directors are entitled to an annual grant of NQSOs to purchase shares of common stock (with an exercise price equal to the fair market value on the date of grant), which vest quarterly over one year, subject to continued Board service.

(5)

All non-employee directors are entitled to an annual grant of RSUs, which vest quarterly over one year, subject to continued Board service. Common stock shares for vested RSUs are delivered following the director’s separation from service from the Company.

Non-Employee Director Stock Ownership Policy. Non-employee directors are also encouraged to accumulate stock ownership, including ownership of RSUs, equal in value to three times the annual retainer for Board membership within three years of their appointment to the Board of Directors. All of our directors have achieved or are on course to achieve this threshold based on their applicable tenure and equity elections.

Non-Employee Director Compensation Table

The following table summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2019:

Name(1)	Fees Earned or Paid in Cash ($)(3)	Option Awards ($)(4, 6)	Stock Awards ($)(5, 6)	Total ($)
Laurence Franklin(2)	70,000	50,000	50,000	170,000
Patrick Gross	65,000	50,000	50,000	165,000
Aedhmar Hynes	18,132	37,534	37,534	93,200
George Logue	50,000	50,000	50,000	150,000
David Nierenberg	60,000	50,000	50,000	160,000
Kathryn Eberle Walker	15,968	25,205	25,205	66,378
Jessie Woolley-Wilson	50,000	50,000	50,000	150,000
Steven Yankovich	60,398	50,000	50,000	160,398

(1)

A. John Hass III, our Chief Executive Officer and Chairman of the Board of Directors, is not included in this table. As an employee of the Company, Mr. Hass receives no compensation for service as a director. The compensation received by Mr. Hass is shown in the Summary Compensation Table on page 53.

(2)	Cash payments were made directly to LF Enterprises LLC.
(3)	Our directors may elect to receive any portion of their annual retainer fees in NQSOs or RSUs instead of cash. For 2019, our directors elected the following:

Name	Cash ($)	Options ($)	RSUs ($)	Total Fees Earned ($)
Laurence Franklin	30,000	--	40,000	70,000
Patrick Gross	--	--	65,000	65,000
Aedhmar Hynes	18,132	--	--	18,132
George Logue	15,000	--	35,000	50,000
David Nierenberg	--	40,000	20,000	60,000
Kathryn Eberle Walker	--	--	15,968	15,968
Jessie Woolley-Wilson	--	40,000	10,000	50,000
Steven Yankovich	5,398	--	55,000	60,398

(4)

Amount represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), of the options to acquire shares of common stock granted on May 20, 2019 at an exercise price of $25.66 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest in four equal quarterly installments from the date of grant. In the case of Ms. Hynes, who joined the Board of Directors effective August 21, 2019, the amount includes the grant date fair value of a grant of options she received on August 21, 2019, at an exercise price of $17.74 per share, which was the closing price per share of our common stock on the NYSE on the grant date; such options vest at a rate of one third per quarter and become fully vested May 20, 2020.  In the case of Ms. Walker, who joined the Board of Directors effective November 13, 2019, the amount includes the grant date fair value of a grant of options she received on November 13, 2019, at an exercise price of $14.60 per share, which was the closing price per share of our common stock on the NYSE on the grant date; such options vest at a rate of half per quarter and become fully vested May 20, 2020. Information about the assumptions used to value these awards can be found in Note 9 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 11, 2020.

(5)

Amount represents the aggregate grant date fair value of RSUs granted on May 20, 2019. The RSUs vest in four equal quarterly installments from the date of grant and will be paid out in shares of our common stock when the recipient director retires or terminates his or her service on our Board of Directors. In the case of Ms. Hynes, the amount includes the grant date fair value of RSUs granted to Ms. Hynes on August 21, 2019 and which vest at a rate of one third per quarter to become fully vested May 20, 2020.  In the case of Ms. Walker, the amount includes the grant date fair value of RSUs granted to Ms. Walker on November 13, 2019 and which vest at a rate of half per quarter to become fully vested May 20, 2020.  The RSUs will be paid out in shares of our common stock when a director retires or terminates service on our Board of Directors.

(6)	The following table provides information regarding the aggregate outstanding equity awards held by each non-employee director as of December 31, 2019:

	RSUs		Stock Options
Name	Outstanding (#)	Unvested (#)	Outstanding (#)	Unvested (#)
Laurence Franklin	58,586	1,754	41,722	2,538
Patrick Gross	79,989	2,242	91,906	2,538
Aedhmar Hynes	2,115	1,410	5,687	3,791
George Logue	9,808	1,657	14,132	2,538
David Nierenberg	38,859	2,144	65,587	2,538
Kathryn Eberle Walker	2,588	2,588	4,437	4,437
Jessie Woolley-Wilson	13,503	1,949	25,111	2,538
Steven Yankovich	43,514	2,047	22,206	2,538

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our share capital as of March 31, 2020 by (1) each of our NEOs, (2) each of our directors, (3) all of our directors and executive officers as a group and (4) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

The percentage ownership information is based on an aggregate 24,580,107 shares of common stock outstanding as of March 31, 2020.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Rosetta Stone Inc., 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers
A. John Hass III	491,383	911,060 (3)	1,402,443	5.5%
Thomas Pierno	144,479 (4)	143,106	287,585	1.2%
Nicholas Gaehde	94,148 (5)	55,412	149,560	*
Sonia Galindo (6)	55,862	64,979	120,841	*
Mathew Hulett	79,020 (7)	--	79,020	*
Sean Klein	20,845 (8)	--	20,845	*

Directors
Laurence Franklin	38,057	100,308 (9)	138,365	*
Patrick Gross	2,658	171,447 (10)	174,105	*
Aedhmar Hynes	--	7,802 (11)	7,802	*
George Logue	3,600	23,940 (12)	27,540	*
David Nierenberg	514,493	104,446	618,939 (13)	2.5%
Kathryn Eberle Walker	--	7,025 (14)	7,025	*
Jessie Woolley-Wilson	--	38,614 (15)	38,614	*
Steven Yankovich	--	65,720 (16)	65,720	*
Current executive officers and directors as a group (13 persons)	1,388,683	1,628,880	3,017,563	12.3%

Greater than 5% Stockholders
BlackRock, Inc. (17)	1,563,052	--	1,563,052	6.4%
Osmium Partners, LLC (18)	1,493,515	--	1,493,515	6.1%
Renaissance Technologies LLC (19)	1,488,523	--	1,488,523	6.1%
T. Rowe Price Associates, Inc. (20)	2,197,274	--	2,197,274	8.9%
TimesSquare Capital Management, LLC (21)	1,617,965	--	1,617,965	6.6%
Voss Capital, LLC (22)	1,282,103	--	1,282,103	5.2%
*	Represents beneficial ownership of less than one percent of our outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes sole or shared voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

(2)

Consists of (i) shares of common stock subject to stock options exercisable as of, or within 60 days of March 31, 2020, and (ii) shares of common stock issuable under restricted stock or restricted stock unit awards that vest within 60 days of March 31, 2020. Such shares are deemed to be outstanding and beneficially owned by the person holding the option or the restricted stock or restricted stock unit for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Includes 3,067 shares of common stock underlying vested RSUs that will be issued to Mr. Hass upon the termination of his service on the Board.
(4)	Includes 42,576 shares of restricted stock that continue to be subject to forfeiture restrictions.

(5)	Includes 49,753 shares of restricted stock that continue to be subject to forfeiture restrictions.
(6)	Amounts for Ms. Galindo reflect beneficial ownership as of July 1, 2019, the date of her separation from the Company.
(7)	Includes 59,044 shares of restricted stock that continue to be subject to forfeiture restrictions.
(8)	Includes 18,910 shares of restricted stock that continue to be subject to forfeiture restrictions.
(9)	Includes 58,586 shares of common stock underlying vested RSUs that will be issued to Mr. Franklin upon the termination of his service on the Board.
(10)

Includes 79,989 shares of common stock underlying vested RSUs that will be issued to Mr. Gross upon the termination of his service on the Board. In addition, Mr. Gross disclaims beneficial ownership as to 73,501 shares owned by Mr. Gross’s spouse and 32,368 shares owned by his daughter under the Stephanie Lovell Irrevocable Trust.

(11)	Includes 2,115 shares of common stock underlying vested RSUs that will be issued to Ms. Hynes upon the termination of her service on the Board.
(12)	Includes 9,808 shares of common stock underlying vested RSUs that will be issued to Mr. Logue upon the termination of his service on the Board.
(13)

Includes 38,859 shares of common stock underlying vested RSUs that will be issued to Mr. Nierenberg upon the termination of his service on the Board.  Also includes shares of common stock owned by The D3 Family Fund, L.P. (“Family Fund”), The D3 Family Bulldog Fund, L.P. (“Bulldog Fund”), and Haredale, Ltd. (“Haredale”), for which the Nierenberg Investment Management Company, Inc. (“NIMCO”) and the Nierenberg Investment Management Offshore, Inc. (“NIMO”) serve as general partners.  Mr. Nierenberg serves as the President of NIMCO and NIMO.  Under the partnership agreements governing the funds, all compensation payable to Mr. Nierenberg for his Board service, including Mr. Nierenberg’s NQSOs and RSUs, is required to be assigned to the funds.  Accordingly, Mr. Nierenberg’s NQSOs and RSUs are deemed to be owned indirectly by the Family Fund and the Bulldog Fund.  Mr. Nierenberg has shared voting and investment power over all the shares reported.  The address of the Family Fund, the Bulldog Fund, Haredale, NIMCO, NIMO and Mr. Nierenberg is The D3 Family Funds, 19605 N.E. 8th Street, Camas, Washington 98607.

(14)	Includes 2,588 shares of common stock underlying vested RSUs that will be issued to Ms. Walker upon the termination of her service on the Board.
(15)	Includes 13,503 shares of common stock underlying vested RSUs that will be issued to Ms. Woolley-Wilson upon the termination of her service on the Board.
(16)	Includes 43,514 shares of common stock underlying vested RSUs that will be issued to Mr. Yankovich upon the termination of his service on the Board.
(17)	Information is based on the Schedule 13G/A that was filed with the SEC on February 6, 2020 by BlackRock, Inc, whose address is 55 East 52nd Street, New York, New York 10055.
(18)

Information is based on the Schedule 13G/A that was jointly filed with the SEC on February 14, 2020 by Osmium Partners, LLC, Osmium Capital, LP, Osmium Capital II, LP, Osmium Spartan, LP, Osmium Diamond, LP, Osmium Special Opportunity Fund, LP and John H. Lewis, whose address is Osmium Partners, LLC, 300 Drakes Landing Road, Suite 172, Greenbrae, California 94904, Attention:  John H. Lewis. Includes 70,397 shares of our common stock that are beneficially owned by John H. Lewis, over which he has sole voting power as Principal of Osmium Partners, LLC.

(19)	Information is based on the Schedule 13G/A that was filed with the SEC on February 13, 2020 by Renaissance Technologies, LLC, whose address is 800 Third Avenue, New York, New York 10022.
(20)	Information is based on the Schedule 13G/A that was filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc., whose address is 100 East Pratt Street, Baltimore, Maryland 21202.
(21)

Information is based on the Schedule 13G/A that was filed with the SEC on February 14, 2020 by TimesSquare Capital Management, LLC, whose address is 7 Times Square, 42nd Floor, New York, New York 10036.

(22)	Information is based on the Schedule 13D that was filed with the SEC on January 6, 2020 by Voss Capital, LLC, whose address is 3773 Richmond Avenue, Suite 500, Houston, Texas 77046.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

MEMBERS OF THE COMPENSATION COMMITTEE

David Nierenberg (Chair)	George Logue

Patrick Gross	Jessie Woolley-Wilson

Aedhmar Hynes

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section provides a detailed description of the key practices and philosophies underlying our executive compensation programs, policies and decisions.  It provides qualitative information regarding the manner and context in which compensation is earned by, and awarded to, our named executive officers (our “NEOs”) and is intended to place in perspective the quantitative data presented in the compensation tables included in this proxy statement. The discussion and analysis of our executive compensation program for our NEOs should be read in conjunction with the tables and text elsewhere in this proxy statement that describe the compensation awarded to, earned by or paid to our NEOs.

Our Compensation Committee, with the assistance of management, oversees our executive compensation program. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our NEOs.

For 2019, our NEOs, and their current positions with the Company, are as follows:

Named Executive Officer	Title
A. John Hass III	Chief Executive Officer and Chairman of the Board
Thomas M. Pierno	Chief Financial Officer
Nicholas Gaehde	Co-President and President, Literacy
Sonia Galindo(1)	Former General Counsel and Secretary
Mathew Hulett	Co-President and President, Language
Sean Klein(2)	General Counsel and Secretary

(1)	Ms. Galindo resigned from the Company effective July 1, 2019.
(2)	Mr. Klein was appointed to General Counsel and Secretary of the Company effective July 1, 2019.

Business Highlights

Rosetta Stone is dedicated to changing people’s lives through the power of language and literacy education. Our innovative solutions drive learning outcomes for learners around the world. Our Language business uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages, including several endangered languages.  Lexia Learning (“Lexia”), Rosetta Stone’s literacy education division, helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs. Over the last several years, the Company transformed its business from one dominated by a transactional consumer language business to a subscription-based language and literacy education company.

Fiscal 2019 Business Highlights.  Rosetta Stone focused on a number of strategic initiatives in 2019 to continue transformation of the company into a global leader in digital learning solutions, including:

•

growing our K-12 Literacy and Language businesses through products such as our lifetime language subscriptions and Lexia® PowerUp Literacy® for grades 6 through 12 and by developing Rosetta Stone® English, a new product focused on English literacy for emerging bilingual students in grades K-6;

•	leveraging our iconic Rosetta Stone brand;
•

positioning ourselves as a leader in adaptive blended learning, which brings together independent, learner-driven activities using software products, with professional, live instruction from a teacher or tutor, and uses the information and data generated from these activities and instruction to customize the learning experience for each such learner; and

•	accelerating growth and increasing intrinsic value.

In executing on these initiatives, we accomplished the following in 2019:

Corporate

•	grew full year consolidated revenue by 5% to $182.7 million on bookings growth of 9% (to $196.9 million) over 2018, the first year of consolidated revenue growth since before 2014;
•	grew consolidated Adjusted EBITDA to $6.9 million compared to $0.2 million in 2018;
•	held total operating expenses essentially flat as compared to 2018;
•	maintained an adequate cash balance, which was $43 million as of December 31, 2019, with no outstanding debt;
•	appointed two women to the Board of Directors, Kathryn Eberle Walker, who has a background in education technology, and Aedhmar Hynes, who has a background in marketing and communications;
•	promoted Nicholas Gaehde, head of our Literacy business, and Mathew Hulett, head of our Language businesses, to Co-Presidents of Rosetta Stone;

Literacy

•	increased Literacy business revenues by 19% over 2018 to $62.6 million;
•	increased Literacy bookings by 17% over 2018, with a dollar renewal rate consistent with 2018;
•	continued investment in the expansion of the Literacy business sales force by adding a national strategic sales team in 2019 to penetrate large accounts;
•

received a rating of “strong” for PowerUp, which is the highest rating under the guidelines of the federal government’s Every Student Succeeds Act (“ESSA”) and PowerUp is now listed as the most effective secondary literacy intervention product by Evidence for ESSA among those products reviewed;

•	continued development of Rosetta Stone English, which entered its beta period in early February 2020;
•

with the launch of PowerUp, we have achieved product portfolio momentum by increasing the number of customers using more than one Literacy business product by nearly ten times since the first quarter of 2018, with a 127% increase attributed to 2019 alone;

Language

•	grew Consumer Language bookings and revenue each by approximately 5%, as compared to 2018, marking the first year Consumer Language bookings and revenue have grown since 2014;
•	completed a three-city brand marketing test in 2019 which revealed opportunities to leverage our iconic brand;
•	began development of adaptive, blended learning features in the Consumer Language product such as in-app video tutoring;
•	as a result of the promotion of our lifetime subscription offering, grew long-term subscribers to the Consumer Language product by 24% during 2019, while short-term subscribers grew by 2%;
•	increased bookings in the Enterprise & Education Language business by $2.8 million over 2018 due to a large custom content deal and improved performance in the corporate vertical; and
•	introduced a new product, Rosetta Stone Enterprise, that consolidated multiple product platforms to better serve business customers of the Enterprise & Education Language business.

“Bookings” is a non-GAAP financial measure and “Renewal” is a statistical measure.  We provide definitions of these terms in Appendix A.

Total Stockholder Return (“TSR”). As a result of our ability to execute on our strategic initiatives and priorities, our stockholders have recognized TSR over the last three years, which is the measurement period of our long-term incentive program, favorable to those achieved by the Russell 2000 Index and the Russell MicroCap Index (comprised of companies with a median market capitalization of approximately $204 million) as follows:

Benchmark	3-Year TSR 1/3/17-12/31/19
Rosetta Stone Inc.	100%
Russell 2000 Index	22.19%
Russell MicroCap Index	19.62%

2019 Advisory Vote on Executive Compensation. Our Board of Directors and Compensation Committee recognize the importance of receiving regular input from our stockholders on important issues such as executive compensation. Accordingly, we provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our NEOs as disclosed in our proxy statement (“say-on-pay”). As an advisory vote, the vote on executive compensation is non-binding on the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and consider our stockholders’ views when making executive compensation decisions, as they deem appropriate. At our 2019 annual meeting of stockholders, over 96% of the votes cast on the say-on-pay proposal were in favor of our say-on-pay resolution. In response to this vote, and in light of our stockholders’ overwhelming support of our executive compensation program, our Compensation Committee did not make any significant changes in our compensation policies and programs for 2019. We will continue to consider the outcome of the say-on-pay vote for future compensation decisions for our executive officers.

Our Compensation Philosophy

Our compensation philosophy is guided by the principle of pay-for-performance. We have structured our executive compensation program to provide a comprehensive package that is sufficient to attract, motivate and retain key talent and to achieve accountability for performance by linking compensation to the achievement of measurable performance objectives, without causing excessive risk.  The program is administered under a thoughtful, deliberate, and iterative process.  It includes reviews of our peer group and executive compensation market practices, the recommendations of our Chief Executive Officer, and our Compensation Committee’s assessment of the effectiveness of our compensation program as it exercises its independent business judgement. We believe our executive compensation program demonstrates our ongoing commitment to align executive compensation with Company and individual performance, the interests of our stockholders and evolving best practices.

Key Compensation Corporate Governance Practices

Our executive compensation program contains the following notable good corporate governance features:

	WHAT WE DO		WHAT WE DO NOT DO
☑	We pay for performance	×	We do not allow hedging or pledging of Company stock
☑	We consider a peer group in establishing compensation	×	We do not provide tax gross-ups in employment agreements
☑	We hold an annual “say-on-pay” vote	×	We do not provide excessive perquisites
☑	We have double-trigger equity vesting in the event of a change-in-control	×	We do not permit repricing or replacing of stock options without stockholder approval
☑	We have a recoupment (clawback) policy	×	We do not provide excessive severance benefits
☑	The majority of total compensation is variable	×	We do not guarantee performance-based bonus payments
☑	We have an executive stock ownership policy

Developments in Executive Compensation for Fiscal Year 2019

The Compensation Committee attempts to set reasonable but rigorous goals and objectives for each of our executive officers. We regularly review our executive compensation practices to ensure that our plans and practices are supportive of our goals, competitive and in keeping with the best interests of our stockholders, business strategies and operating environment. As a result of that review, the Compensation Committee did not make any significant changes to our executive compensation program during 2019. We will continue to review and adapt our compensation plans to the changing needs of our business and the long-term interests of our stockholders as necessary including in response to the ongoing COVID-19 pandemic and resulting economic impacts.

Elements of our Executive Compensation Program

The Compensation Committee has a mix of compensation components that it utilizes within the executive compensation program, with the intent to make our total direct compensation package sufficiently competitive to attract and retain key personnel, while also linking compensation to individual and corporate performance and encouraging stock ownership by our executive officers. To achieve this objective, the Compensation Committee has implemented and maintains compensation plans that are performance-based and tie a substantial portion of the executives’ overall compensation to strategic performance goals.  Our executive compensation program consisted of four principal components in 2019:

•	base salary;
•	annual performance-based cash incentive;
•	annual performance-based equity incentive; and
•	long-term performance-based equity incentive.

The table below describes each compensation component in our program and briefly explains how it promotes our objectives. We believe the combination of these components provides an appropriate balance of rewards, incentives and benefits to our executives and enables us to meet our desired compensation objectives, strengthen our ability to attract and retain highly qualified individuals and appropriately link pay to performance.

Annual Compensation	Compensation Component	Objectives	Key Features
	Base Salary	Provide a competitive annual fixed level of cash compensation compared to peer and market data. Attract and retain executives.

Compensate executives for their daily efforts as management of the Company.

Adjustments are made from time-to-time based on individual performance, internal pay equity and pay relative to the peer group and relevant market data.

Annual Performance-Based Cash Incentive

Motivate participants to achieve short-term strategic and financial goals in order to support the long-term strategy and creation of value.

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

Provide a competitive variable award opportunity that attracts and retains our executives.

Typically cash incentive payments based on a fixed incentive target percentage of base salary and attainment of certain financial and non-financial strategic goals.

No guaranteed payouts; minimum thresholds must be met for an incentive to be earned.

Annual Performance-Based Equity Incentive

Motivate participants to achieve short-term strategic and financial goals in order to support the long-term strategy and creation of value.

Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

The number of shares of restricted stock awarded is based on annual Company and individual performance.

The restricted stock award vests annually in four (4) equal installments on the first, second, third and fourth anniversaries of the date of employment, provided that the executive remains employed with the Company on such vesting date.

The grants will have such other terms as are determined by the Board in accordance with the current stock plan in place at time of grant.

Long-Term Incentives	Long-Term Performance-Based Equity Incentive

Align the interests of management with those of our stockholders through stock-based awards by facilitating and encouraging ownership of our common stock.

Retain the services of our executive team for a multi-year period.

Reward achievement of our strategic objectives that drive long-term stockholder value.

Long-term incentives are provided via annual grants of performance share units with payouts made in shares of common stock.

Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance.

Other Benefits	401(k) Retirement Plan	Provide retirement income for employees.

Allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code.

In 2019, we provided matching contributions equal to 100% of an employee’s individual contribution, up to a maximum of 4% of the participant’s annual salary, subject to regulatory limits.

	Health, welfare and other non-cash benefits	Provide health and welfare coverage for employees, generally.	Executives generally participate in the same benefits programs offered to all employees.

In addition to the above, we do not believe in granting perquisites to our NEOs that are excessive in value or substantially different from the perquisites available to all our employees generally.

Stock Ownership Guidelines.  The Board believes it is important for our executives to hold significant equity ownership positions in the Company to help align their interests with those of our stockholders. Under our stock ownership guidelines, executive officers must directly or indirectly hold common shares or restricted stock (including outstanding and unvested awards) in the Company with a value equal to the amounts set forth in the table below. The value of stock options and performance shares units, whether vested or unvested, will not count towards the satisfaction of the requirement.

Position	Requirement
Chief Executive Officer	Five times the market equivalent level of annual base salary
Co-Presidents	Three times annual base salary
Other Executives	Two times annual base salary

Executive officers have five years to attain the equity ownership levels, measured from the date one becomes an executive officer (or an increase in the applicable ownership level is approved). Compliance with the requirement is reviewed on an annual basis each year by the Compensation Committee using a 90-day average of the price of our common stock. The Compensation Committee has full discretion in establishing and applying the guidelines. In the event an executive is not compliant or has not demonstrated progress towards achieving the ownership guidelines within the five-year grace period, the Compensation Committee may consider taking additional actions including, but not limited to, restriction of all or a percentage of allowable shares that may be sold upon vesting or exercise.

Process for Determining the Amount of Each Element of Executive Compensation

Role of the Compensation Committee and Management. Oversight of our executive compensation program is the responsibility of our Compensation Committee, which consists solely of independent directors. Together with management, our Compensation Committee considers several factors in determining the design and elements of our executive compensation program. In general, the weight of each element of our executive compensation program is recommended by management to our Compensation Committee on an annual basis and takes into account the following factors, among others:

•	Company and individual performance;
•	pay practices among competitive companies;
•	the Company’s desire to attract and retain key talent;
•	broad economic factors; and
•	the discretion of our Compensation Committee members based on their relevant experience and business judgment.

In designing our executive compensation program, management and our Compensation Committee seek to achieve the appropriate balance between immediate cash rewards and performance-driven annual and long-term equity and cash incentives. In doing so, they reference both publicly-disclosed peer group compensation information and broad-based compensation survey data, as described below.

For 2019, our Compensation Committee received recommendations from our Chief Executive Officer and our Chief Human Resources Officer on the appropriate compensation levels for our NEOs, other than the Chief Executive Officer. The Chief Executive Officer provided information about the other NEOs’ performance to assist our Compensation Committee with its evaluations and decisions. No NEO is present when the Compensation Committee evaluates or makes decisions regarding his or her own compensation.

Role of Compensation Consultants. The Compensation Committee is authorized to retain consultants, independent legal counsel, and other advisors to aid in the discharge of its duties. Although Exequity, an independent compensation consultant, was retained by the Compensation Committee in 2019, management only consulted with Exequity on a very limited basis to provide our Compensation Committee with updates on regulatory developments and certain research and analysis relating to executive compensation. In retaining Exequity, the Compensation Committee separately considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) of the Exchange Act and, based on such consideration, determined that the engagement of Exequity did not raise any conflicts of interest.

Comparable Market Compensation Data. In analyzing the competitiveness of our executive compensation program, our Chief Human Resources Officer and our Compensation Committee reviewed pay practices from two primary sources. The market data for our NEOs and other senior management team members was collected from peer group proxy data (as described below) and the Radford Global Technology Compensation Survey data (the “Radford Survey”). It is generally our policy to target compensation levels, both in aggregate and by element, to median compensation levels from each of these sources.  The Radford Survey includes compensation market data from more than 2,000 companies and provides a holistic perspective on total compensation levels, practices and emerging trends. We reviewed the following types of companies in the Radford Survey to derive the overall data and medians against which we benchmarked our executive compensation levels:

•	companies in the Internet/E-Commerce/Online Community industries;

•	companies located in the mid-Atlantic states or in locations where we source our executive talent, such as in Seattle and Boston; and
•	software and technology companies with most recent annual revenues ranging between $100 million to $399 million.

Our Compensation Committee performs a formal review of our peer group annually and makes what it considers appropriate changes. In August 2018, our Chief Human Resources Officer reviewed the 2018 Peer Group to determine whether it remained an appropriate peer group for executive compensation benchmarking purposes, based on the following guiding principles and criteria:

•	companies that compete with Rosetta Stone for key executive talent;
•	similar or complementary industries;
•	organizational structure;
•	relative peer as indicated by the proxy advisory services;
•	common operational or business challenges;
•	investor feedback; and
•	similar size in terms of revenue, market capitalization, and number of employees.

Based on this assessment, and the recommendations of management, the Compensation Committee determined to retain twelve (12) existing peers  that met the criteria, remove one (1) peer company that had been privately acquired and remove one (1) peer company that had dissolved. Based on the recommendations of management, the Compensation Committee then evaluated potential peer replacement companies and determined it was appropriate to add two (2) replacement peers to maintain a total of fourteen (14) peer companies, which the Compensation Committee approved as the “2019 Peer Group". The 2019 Peer Group consisted of:

2019 Peer Group
American Public Education, Inc.	K12 Inc.
Brightcove, Inc.	Liquidity Services, Inc.
Cambium Learning Group, Inc.	LivePerson, Inc.
Capella Education Company	QAD Inc.
Carbonite Inc.	RealNetworks, Inc
DHI Group, Inc,	Strayer Education Inc.
GluMobile, Inc.

For 2019, our NEOs’ base salaries and target annual cash and equity incentive opportunities were benchmarked against the median levels of the 2019 Peer Group and the Radford Survey.  The Long Term Incentive Program compensation opportunity is intended to deliver compensation targeted between the 50th and 75th percentile of our market data set if we achieve our long term strategic growth objectives.

Compensation of our Named Executive Officers

For 2019, as detailed in the chart that follows, an average of approximately 69% of the target total direct compensation for our NEOs other than our CEO was at-risk, variable compensation.  This compensation included the annual performance-based cash incentive, the annual performance-based equity incentive and the long-term performance-based equity incentive. All equity grants were valued based on the fair market value on the date of grant.

Compensation of our Chief Executive Officer

As previously disclosed, Mr. Hass’s target total direct compensation was reduced in 2018, at his request, by $250,000 as compared to 2017.  For 2019, Mr. Hass requested that his total direct compensation be further reduced by $500,000 as compared to 2018 in recognition of the promotions of Mr. Gaehde and Mr. Hulett to Co-Presidents of the Company and their greater and more prominent roles in leading our corporate initiatives and strategies. For 2019, Mr. Hass received:

•

an annual base salary of only $200,000, which remained at the same level as 2018 and below market as compared to peers in order to promote the conservation of cash and to align his compensation closely with annual and long-term value creation and share price appreciation;

•	an annual equity award of $300,000 of restricted stock, which vested in equal installments over twelve months from February 21, 2019;
•

an annual performance-based equity award with a target value of $750,000 (reduced from $1,000,000 in 2018) aligned to 2019 Company financial and non-financial goals.  Shares of our stock received upon achievement of those goals vest over three years on each grant date anniversary at a rate of 50%, 25% and 25%, respectively, beginning on February 21, 2020; and

•

a long-term performance-based equity award with a target value of $750,000 (reduced from $1,000,000 in 2018) aligned to the achievement of sales and profitability between January 2019 and December 2021. Shares of our stock received upon achievement of those goals will be fully vested.

As detailed in the chart below, approximately 90% of the 2019 target total direct compensation for our Chief Executive Officer, Mr. Hass, was at-risk, variable compensation.  This compensation included the annual equity award, the annual performance-based equity incentive and the long-term performance-based equity incentive. Only 10% of Mr. Hass’s total target compensation was in cash.  All equity grants were valued based on the fair market value on the date of grant.

Overview of Our Executive Compensation Program for Fiscal Year 2019

Base Salaries

General. Management reviews and recommends to our Compensation Committee our executives’ base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities and time and experience in the position. In addition, the Compensation Committee may consider executive compensation market data and peer group proxy data. In the event of material changes in position, responsibilities or other factors, management may recommend, and our Compensation Committee may approve, changes in base pay during the year.

2019 Base Salary Adjustments. In February 2019, our Compensation Committee completed its review of 2018 base salaries for each of the then current NEOs.  In relation to Mr. Hass, and as part of the annual CEO assessment process, the Committee discussed and finalized Mr. Hass’s 2018 performance and compensation recommendations for 2019.  It agreed to maintain the base salary for Mr. Hass while maintaining a similar proportion of performance-based equity subject to the achievement of annual and long-term performance objectives. In assessing our remaining NEOs, the Compensation Committee determined to not make any changes to base salaries for 2019. The Committee noted that Messrs. Gaehde and Hulett had received an increase in their base salaries in connection with their promotions to Co-President of the Company on January 1,

2019. Subsequently, in July 2019, the Compensation Committee appointed Mr. Klein to General Counsel and Secretary of the Company in connection with Ms. Galindo’s resignation, both of which were effective July 1, 2019. As part of this appointment, Mr. Klein’s base salary was increased to $275,000.

Name	2018 Annualized Base Salary ($)	2019 Annualized Base Salary ($)	% Change
A. John Hass III	200,000	200,000 (1)	--
Thomas Pierno	340,000	340,000	--
Nicholas Gaehde(2)	315,000	375,000	19.0%
Sonia Galindo	325,000	325,000 (3)	--
Mathew Hulett(2)	350,000	375,000	7.1%
Sean Klein(4)	--	275,000	--

(1)	Mr. Hass also received an equity award of $300,000 in restricted stock which vested in equal installments over twelve months through February 21, 2020.
(2)

Effective January 1, 2019, the Board appointed Mr. Gaehde and Mr. Hulett to Co-Presidents of the Company. In connection with these appointments, the annual base salaries for Mr. Gaehde and Mr. Hulett increased to $375,000.

(3)	Ms. Galindo resigned from the Company effective July 1, 2019.
(4)

Base salary information for Mr. Klein is provided only for fiscal year 2019 because, as Mr. Klein was not a named executive officer until 2019, salary information for previous years is not required to be disclosed. Mr. Klein was appointed as General Counsel and Secretary of the Company effective July 1, 2019 and, in connection with this appointment, Mr. Klein’s base salary increased to $275,000.

Annual Performance-Based Incentive

For 2019, management recommended, and our Compensation Committee approved, annual performance-based incentive targets under the 2019 AIP as set forth in the following table.

Name	2019 Annualized Base Salary ($)	2019 Target Annual Incentive Opportunity ($)	Target Annual Incentive as a Percentage of Base Salary	Financial Goals Target Annual Incentive ($)	Non-financial Strategic Goals Target Annual Incentive ($)
A. John Hass III	200,000	750,000	375%	637,500	112,500
Thomas Pierno	340,000	255,000	75%	216,750	38,250
Nicholas Gaehde	375,000	281,250	75%	239,062	42,187
Sonia Galindo	325,000	96,699(1)	60%	165,750	29,250
Mathew Hulett	375,000	281,250	75%	239,062	42,187
Sean Klein	275,000	89,484(2)	35%	76,061	13,423

(1)	Represents the prorated value of Ms. Galindo’s target annual incentive opportunity under the 2019 AIP through July 1, 2019, the date of her departure from the Company.
(2)	Mr. Klein’s target annual incentive opportunity was calculated using his base salary amounts before and after his appointment to General Counsel and Secretary.

Each executive's target annual incentive opportunity was based 85% on financial goals and 15% on non-financial strategic goals. The specific goals for each executive officer are discussed in greater detail in the tables below. Our Compensation Committee believes that the weightings of financial and non-financial strategic goals best align the financial interests of our executives with the financial interests of our stockholders. Mr. Hass’s target annual performance-based incentive opportunity was comprised entirely of performance share units.

With respect to each of the 2019 financial goals under the 2019 AIP, amounts would be earned as set forth in the table below.

Level of Achievement & Percentage Funded
Below Threshold	Threshold (or Minimum)	Target	Maximum
0%	25%	100%	150%

With respect to any one of the financial goals, failure to achieve the threshold level of performance generally means no amount would be earned.  Achievement at 100% of the budget approved by the Board at the beginning of 2019 resulted in funding equal to 80% of the target award with a target award requiring above budget performance.  To the extent that actual performance is between achievement levels, the amount earned would be determined on a pro rata basis using straight line interpolation.

The financial goals and non-financial strategic goals are evaluated separately in determining the amount each independent goal contributes to the level of award.  As a result, amounts could be earned if one goal was met but another goal was not.

Financial Goals

The financial goals varied among the NEOs under the 2019 AIP.  The following tables set forth the financial goals for each NEO and 2019 actual results as compared to established targets. Financial goals comprised 85% of the 2019 AIP target opportunity for each executive officer.

A. John Hass III	AIP Financial Goals ($M)	Percentage	Threshold	Target	Maximum	2019 Actual Result	Level of Achievement
	2019 Company Weighted Sum Bookings *	35%	322.5	357.4	373.7	327.3	91.6%
	2019 Language & Literacy Division Adjusted EBITDA Less Capex	20%	13.6	16.0	19.6	17.4	108.8%
	2019 Company Adjusted EBITDA Less Capex	30%	(5.1)	(2.3)	1.3	(0.84)	163%

*calculated by applying a three times multiple to the Literacy business unit’s bookings.

Thomas Pierno Sonia Galindo Sean Klein	AIP Financial Goals ($M)	Percentage	Threshold	Target	Maximum	2019 Actual Result	Level of Achievement
	2019 Company Bookings	35%	187.5	206.30	213.5	190.6	92.4%
	2019 Language & Literacy Division EBITDA Less Capex	20%	13.6	16.0	19.6	17.4	108.8%
	2019 Company Bookings Based Adjusted EBITDA Less Capex	30%	(5.1)	(2.3)	1.3	(0.84)	163%

Nicholas Gaehde	AIP Financial Goals ($M)	Percentage	Threshold	Target	Maximum	2019 Actual Result	Level of Achievement
	2019 Literacy Bookings	40%	67.5	76.1	80.1	68.4	89.9%
	2019 Literacy Bookings Based Adjusted EBITDA Less Capex	15%	4.4	5.5	7.1	4.43	78.2%
	2019 Company Bookings Based Adjusted EBITDA Less Capex	30%	(5.1)	(2.3)	1.3	(0.84)	163%

Mathew Hulett	AIP Financial Goals ($M)	Percentage	Threshold	Target	Maximum	2019 Actual Result	Level of Achievement
	2019 Language Bookings	30%	120.0	129.1	133.4	122.1	94.6%
	2019 Language Bookings Based Adjusted EBITDA Less Capex	25%	9.2	10.5	12.5	13.1	124.8%
	2019 Company Bookings Based Adjusted EBITDA Less Capex	30%	(5.1)	(2.3)	1.3	(0.84)	163%

“Bookings” and “Bookings-based Adjusted EBITDA Less Capital Expenditures” are non-GAAP financial measures.  We provide definitions of these terms, along with “Company Weighted Sum Bookings,” in Appendix A.

Non-Financial Goals

With respect to the non-financial goals portion of the 2019 AIP, no minimum threshold level of performance was established. Management recommended, and our Compensation Committee approved, a percentage of overall achievement based on an evaluation of our performance in meeting these goals during the year, as set forth in the following tables. Non-financial goals comprised 15% of the 2019 AIP target for each executive officer.

A. John Hass III	AIP Non-Financial Goals	Target Percentage	2019 Actual Result	Level of Achievement
	Establish Strategic Vision	15%	5.5%	Partially Achieved
	Develop Incremental Growth Opportunities			Partially Achieved
	Develop and Augment Management Capability			Partially Achieved

Thomas Pierno	AIP Non-Financial Goals	Target Percentage	2019 Actual Result	Level of Achievement
	Establish and Maintain Intelligent Management Reporting Process	15%	15%	Achieved
	Amend Credit Facility Terms			Achieved
	Expand Analyst Coverage			Achieved

Nicholas Gaehde	AIP Non-Financial Goals	Target Percentage	2019 Actual Result	Level of Achievement
	Direct New Sales	15%	15%	Not Achieved
	“Rosetta Stone English” BETA Launch			Achieved
	Complete K-12 Integration and Establish Future Momentum			Achieved

Sonia Galindo Sean Klein	AIP Non-Financial Goals	Target Percentage	2019 Actual Result	Level of Achievement
	Support Business Growth Targets Through Legal Analysis and Risk Mitigation Solutions	15%	15%	Achieved
	Continued Development of Data Privacy & Security Program			Achieved
	Implement Contract Management and Repository System			Partially Achieved

Mathew Hulett	AIP Non-Financial Goals	Target Percentage	2019 Actual Result	Level of Achievement
	Launch of World Wide English via Mobile Awesome	15%	10%	Not Achieved
	Test Brand Initiatives in Target Cities			Partially Achieved

Based on the assessments discussed above, the calculated funding of the financial goals and non-financial goals under the 2019 AIP as a percentage of each NEOs total annual target incentive opportunity were as follows:

Name	Financial Goal Calculated Funding	Non-Financial Goal Calculated Funding	Aggregate Calculated 2019 AIP Funding
A. John Hass III	54.6%	5.5%	60.1%
Thomas Pierno	54.6%	15%	69.6%
Nicholas Gaehde	37.9%	15%	47.9%
Sonia Galindo	54.6%	15%	69.6%
Mathew Hulett	71.3%	10%	81.3%
Sean Klein	54.6%	15%	69.6%

Noting the calculated 2019 AIP funding targets, our Compensation Committee then evaluated each NEOs performance, based in part, on recommendations by Mr. Hass with respect to the performance and contributions of each NEO other than himself.  In performing this evaluation, the Committee considered the following:

•

the revenue of our Literacy business grew by 15% in 2019, as compared to revenue growth of 2.3% over the same period for other companies in the digital learning supplements market (as reported by Simba Information, a leading authority for market intelligence on the education industry);

•	our Consumer Language business was affected by heavy advertising spending and price promotions amongst its competitors in 2019, which in turn affected its planned initiatives and business strategy;
•	the performance results related to the strategic non-financial goals under the 2019 AIP; and
•	the individual performance of each of the NEOs.

As a result of this evaluation and within the parameters of the 2019 AIP, the Committee determined the applicable 2019 AIP funding result for each NEO as set forth in the next table below.

Additionally, in order to better align the interests of our executives with stockholders and to conserve cash, the Committee determined to pay 50% of each NEOs 2019 AIP payment, other than Mr. Hass, in shares of the Company’s common stock.  These shares were fully vested as of their grant date of February 20, 2020.

Based on this evaluation, the payments received by each NEO under the 2019 AIP were as follows:

Name	Total 2019 AIP Payout ($)	Total 2019 AIP Payout as % of Target	Portion Paid in Cash ($)	Portion Paid in Equity ($)
A. John Hass III(1)	450,450	60.0%	--	450,450
Thomas Pierno	172,333	67.6%	86,165	86,165
Nicholas Gaehde(2)	150,000	53.0%	75,000	75,000
Sonia Galindo(3)	67,312	69.6%	67,312	--
Mathew Hulett(4)	300,000	107.0%	150,000	150,000
Sean Klein	62,500	69.8%	31,250	31,250

(1)

Mr. Hass receives his AIP payment in performance share units, which if earned, vest annually over three years at a rate of 50%, 25% and 25%, respectively, beginning February 20, 2020 and will be paid out in shares of our common stock at vest.

(2)	Mr. Gaehde’s AIP amount includes an additional payment of $15,309 based on his individual performance in leading the Literacy division in 2019.
(3)	Ms. Galindo’s AIP amount is prorated through July 1, 2019, the date of her resignation from the Company.
(4)	Mr. Hulett’s AIP amount includes an additional payment of $57,255 based on his individual performance in leading the Language division in 2019.

The following chart shows the annual target incentive opportunity compared to the actual amount paid to each NEO under our 2019 AIP, as described above.

Annual Performance-Based Equity Incentive

In February 2020, each NEO then employed with the Company, other than Mr. Hass, received a grant of restricted stock that vests over a period of four years, with 25% of the shares vesting on each annual anniversary of the grant date.  The value of the grant was based on a percentage of the NEOs annualized base salary adjusted for Company and individual performance during 2019.

Long-Term Performance Based Equity Incentive

In February 2019, the Compensation Committee approved the 2019 long-term incentive program, in which each of our NEOs participates.  The long-term incentive program focuses on business goals and growth across multiple years.  Management recommended, and our Compensation Committee approved, long-term performance-based incentive targets under the 2019 LTIP as set forth in the following table:

Name	2019 Annualized Base Salary ($)	2019 Total Target Long-Term Incentive Opportunity ($)	Target Long-Term Incentive as a Percentage of Base Salary
A. John Hass III	200,000	750,000	375%
Thomas Pierno	340,000	255,000	75%
Nicholas Gaehde	375,000	375,000	100%
Sonia Galindo	325,000	64,292 (1)	5.1%
Mathew Hulett	375,000	375,000	100%
Sean Klein	275,000	137,500	50%

(1)

In connection with Ms. Galindo’s resignation from the Company on July 1, 2019 and the terms of her separation agreement, Ms. Galindo’s 2019 LTIP target opportunity was prorated through the date of resignation from 75% of annual base salary to 5.1% of annual base salary, to be earned and vested in accordance with the performance share unit agreement.

Each executive's long-term incentive opportunity is based 100% on financial goals over a three year performance period beginning January 1, 2019 and ending December 31, 2021. Each executive's target long-term incentive award is comprised entirely of PSUs, which if earned, will be paid out in shares of our common stock at the end of the performance period.

The set of financial goals over the three year performance period varies among the NEOs as set forth below.  The financial goals are evaluated separately in determining the amount each independent goal contributes to the level of award.  As a result, amounts could be earned if one goal was met but another goal was not.  Our Compensation Committee believes that maintaining these weightings of financial goals align the financial interests of our executives with the financial interests of our stockholders.

A. John Hass III Thomas Pierno Sonia Galindo Sean Klein	2019 LTIP Financial Goals	Weighted Percentage
	2019-2021 Cumulative Company Weighted Sum Bookings Growth	37.5%
	2019-2021 Cumulative Language & Literacy Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	22.5%
	2019-2021 Cumulative Company Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	40%

Nicholas Gaehde	2019-2021 Cumulative Literacy Bookings Growth	45%
	2019-2021 Cumulative Literacy Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	15%
	2019-2021 Cumulative Company Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	40%

Mathew Hulett	2019-2021 Cumulative Language Bookings Growth	30%
	2019-2021 Cumulative Language Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	30%
	2019-2021 Cumulative Company Bookings Based Adjusted EBITDA Margin Improvement (Less Capex)	40%

“Bookings Growth” and “Bookings-based Adjusted EBITDA Less Capital Expenditures Margin Improvement” are non-GAAP financial measures.  We provide definitions of these terms, along with “Company Weighted Sum Bookings” in Appendix A.

Since projected cumulative “Bookings Growth” and “Company Bookings-based Adjusted EBITDA Less Capital Expenditures Margin Improvement” for the three-year performance period is highly sensitive data, we do not disclose specific threshold, target and maximum goals. We believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance.  Our cumulative financial metrics are intended to be realistic and reasonable, but challenging, in order to drive performance and are consistent with our internal budgets and projections at the time of the grant.

With respect to each of the financial goals under the long-term incentive program, amounts could be earned as set forth in the table.  For each financial goal, no amount would be earned if we failed to achieve the threshold level of performance for that particular goal.  To the extent that actual performance is between achievement levels, the amount earned would be determined on a pro rata basis using straight line interpolation.

		Level of Achievement & Percentage Funded
Name	Financial Metric	Below Threshold	Threshold (or Minimum) (1)	Target (2)	Maximum (3)
A. John Hass III	Company Weighted Sum Bookings Growth	0%	25%	100%	200%
	Language & Literacy Bookings Based Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	200%
	Company Bookings BasedAdjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	200%

Thomas Pierno Sonia Galindo Sean Klein	Company Bookings Growth	0%	25%	100%	100%
	Language and Literacy Bookings Based Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%
	Company Bookings Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%

Nicholas Gaehde	Company Bookings Growth	0%	25%	100%	100%
	Division Bookings Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%
	Company Bookings Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%

Mathew Hulett	Company Bookings Growth	0%	25%	100%	100%
	Language Bookings Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%
	Company Bookings Adjusted EBITDA Margin Improvement (less Capex)	0%	25%	100%	100%

(1)

For Mr. Hass to achieve a threshold level of performance, the Company will have to achieve at least 96% of its target for Company Weighted Sum Bookings, 88% of its target for Literacy and Language Bookings Adjusted EBITDA less Capex Margin Improvement, and at least 92% of its target for Company Bookings-based Adjusted EBITDA less Capex over the performance period.   For the other NEOs to achieve a target level of performance, the Company will have to achieve at least 104% of the target set out for the CEO under Company Weighted Sum Bookings, 88% of the target set out for the CEO under Literacy and Language Bookings Adjusted EBITDA Margin Improvement less Capex, and at least 92% of its target set out for the CEO under Company Bookings-based Adjusted EBITDA Improvement less Capex over the performance period.

(2)

For Mr. Hass to achieve a target level of performance, the Company will have to achieve at least 100% of its target for Company Weighted Sum Bookings, 100% of its target for Literacy and Language Bookings Adjusted EBITDA Margin Improvement less Capex and at least 100% of its

target for Company Bookings-based Adjusted EBITDA less Capex over the performance period.   For the other NEOs to achieve a target level of performance, the Company will have to achieve at least 104% of the target set out for the CEO under Company Weighted Sum Bookings, 112% of the target set out for the CEO under Literacy and Language Bookings Adjusted EBITDA Margin Improvement less Capex and at least 107% of its target set out for the CEO under Company Bookings-based Adjusted EBITDA Improvement less Capex over the performance period.

(3)

For Mr. Hass to achieve a maximum level of performance, the Company will have to achieve at least 104% of its target for Company Weighted Sum Bookings, 112% of its target for Literacy and Language Bookings Adjusted EBITDA Margin Improvement less Capex and at least 107% of its target for Company Bookings-based Adjusted EBITDA less Capex over the performance period.   For the other NEOs, maximum opportunity does not exceed a 100% of their target opportunity.

While the performance period for the 2019-2021 long-term incentive program is three years, each executive will have the opportunity to earn up to 50% of the maximum payout based on cumulative financial performance between January 1, 2019 and December 31, 2020.  Any portion of the award not earned during this two-year period may be earned in the third year based on cumulative financial performance between January 1, 2019 and December 31, 2021.  As a result, any shortfall in performance in the first period can be made up in the second period.  Amounts earned in the first period will not be negatively affected by any shortfall if the performance measures are not met in the second period.

At the end of the three-year performance period, our Compensation Committee will also consider an executive's individual performance and may use its discretion to adjust the long-term incentive payout achieved under the financial goals.  Any earned awards will be paid out in shares of our common stock.

2018 Long-Term Incentive Program

As disclosed in our proxy statement relating to the 2019 annual meeting of stockholders, in February 2018 our Compensation Committee approved the 2018 long-term incentive program. Each of our NEOs participated in the 2018 LTIP, with the exception of Mr. Klein. Each NEOs long-term incentive opportunity was based on business goals and growth over a three year performance period beginning January 1, 2018 and ending December 31, 2020.  This long-term incentive opportunity consisted entirely of performance stock units that would be paid in common stock if the performance goals were achieved.

While the performance period for the 2018-2020 long-term incentive program is three years, each executive will have the opportunity to earn up to 50% of the maximum payout based on cumulative financial performance between January 1, 2018 and December 31, 2019.  Any portion of the award not earned during this two-year period may be earned in the third year based on cumulative financial performance between January 1, 2018 and December 31, 2020.  As a result, any shortfall in performance in the first period can be made up in the second period.  Amounts earned in the first period will not be negatively affected by any shortfall if the performance measures are not met in the second period.

In February 2020, and based on a review of each NEOs performance against the cumulative financial goals set out for the first two years of the three year 2018 LTIP, our Compensation Committee determined that each NEO had achieved a level of performance as follows:

A. John Hass III	2018 LTIP Cumulative Financial Goals ($M)	Percentage	Threshold	Target	Maximum	Actual Result	Level of Achievement
	Consolidated Weighted Sum Bookings	50%	672.8	708.1	743.5	626.0	Below Threshold
	Company Adjusted EBITDA Less Capital Expenditures	50%	15.1	17.8	20.5	(10.5)	Below Threshold

Thomas Pierno Sonia Galindo	2018 LTIP Cumulative Financial Goals ($M)	Percentage	Threshold	Target	Maximum	Actual Result	Level of Achievement
	Consolidated Bookings	50%	409.9	453.1	453.1	371.9	Below Threshold
	Company Adjusted EBITDA Less Capital Expenditures	50%	15.1	17.8	20.5	(10.5)	Below Threshold

Nicholas Gaehde	2018 LTIP Cumulative Financial Goals ($M)	Percentage	Threshold	Target	Maximum	Actual Result	Level of Achievement
	Literacy Bookings	55%	131.4	145.2	145.2	127.1	Below Threshold
	Literacy Adjusted EBITDA Less Capital Expenditures	20%	28.1	33.0	33.0	28.5	86.4%
	Consolidated Bookings	12.5%	409.9	453.1	453.1	371.9	Below Threshold
	Literacy Adjusted EBITDA Less Capital Expenditures	12.5%	15.1	17.8	20.5	(10.5)	Below Threshold

Mathew Hulett	2018 LTIP Cumulative Financial Goals ($M)	Percentage	Threshold	Target	Maximum	Actual Result	Level of Achievement
	Language Bookings	45%	278.5	307.8	307.8	244.5	Below Threshold
	Language Adjusted EBITDA Less Capital Expenditures	30%	45.6	61.6	61.6	31.2	Below Threshold
	Consolidated Bookings	12.5%	409.9	453.1	453.1	371.9	Below Threshold
	Literacy Adjusted EBITDA Less Capital Expenditures	12.5%	15.1	17.8	20.5	(10.5)	Below Threshold

Noting the calculated 2018 LTIP funding targets and the subsequent results, our Compensation Committee then evaluated Mr. Hass’s performance and considered the following:

•

with the launch of PowerUp in 2018, the Literacy business now has a multi-product portfolio, which has been achieving momentum with the number of customers using more than one Literacy business product increasing by nearly ten times since the first quarter of 2018, with a 127% increase attributed to 2019 alone;

•	the development of Rosetta Stone English, a new product focused on English literacy for emerging bilingual students in grades K-6, began in 2018 and entered its beta period in early February 2020;

•	the promotion of our lifetime subscription offering, which grew long-term subscribers to the Consumer Language product by 38% since the beginning of 2018; and
•	Mr. Hass’s willingness to receive a total compensation opportunity that has been below market compared to peers since he was appointed as Chief Executive Officer in 2016.

As a result of this evaluation, our Compensation Committee determined that the 2018 LTIP payouts were as follows:

Name	Level of Achievement Attained (% of target)	2018 LTIP Earned ($)(1)
A. John Hass III	32.5%	325,000
Thomas Pierno	--	--
Nicholas Gaehde	12.3%	18,516
Sonia Galindo(2)	--	--
Mathew Hulett	--	--
Sean Klein(3)	--	--

(1)

The dollar value of the award was converted into the number of performance share units earned and then issued as restricted stock awards based on the closing price of the Company’s common stock on February 20, 2020.

(2)

In connection with Ms. Galindo’s resignation from the Company on July 1, 2019 and pursuant to the terms of her separation agreement, Ms. Galindo received prorated vesting, through the date of resignation, of her outstanding unearned performance share units relating to the 2018 LTIP, to be earned and vested in accordance with the performance share unit agreement.

(3)	Mr. Klein did not participate in the 2018 long-term incentive program.

Timing of Equity-Based Compensation Awards

In connection with its annual review of our executives' compensation, our Compensation Committee typically approves grants of equity to our NEOs.  These equity grants may be comprised of restricted stock, performance share units or stock options. We do not have any program, plan or practice to time equity grants in coordination with the release of material non-public information.

Severance and Change in Control Arrangements

Each of our equity incentive programs provides for a potential acceleration of vesting of outstanding awards in the event of a change in control and/or termination without cause, as defined in each plan. Starting with equity awards granted in 2012, none of the equity awards granted to our NEOs provide for automatic vesting acceleration upon consummation of a change in control transaction (“single-trigger vesting”) unless there is also a termination of service without cause or a voluntary resignation for good reason in connection with the change in control.

In November 2015, our Board of Directors adopted and approved a Change in Control Severance Plan (the “Change in Control Plan”) in which all of our NEOs participate. The Change in Control Plan provides for severance and other benefits to eligible participants if they experience a “qualifying termination” within six months prior to or two years following a change in control event, as defined in the Change in Control Plan. Our Change in Control Plan generally provides that a change in control may occur upon

•	the liquidation, dissolution or winding up of the Company;
•	the sale, license or lease of all or substantially all of the assets of the Company; or
•	a share exchange, reorganization, recapitalization or certain merger and consolidation transactions.

The Change in Control Plan was adopted to reduce the uncertainty that NEOs and other executives can experience while the possibility of a change in control exists.  This allows them to operate the Company in the best interests of the Company and stockholders and to remain at the Company through the desired retention period.

For a description of the payments and benefits a participant with receive under the Change in Control Plan, see "Potential Payments Upon Termination or Change in Control" below. In connection with the payment of benefits under the Change in Control Plan, a participant must release any claims he or she may have against us and agree to maintain the confidentiality of our information and to not compete against us or solicit our employees or customers for a period of twelve months.

For a description of the employment and other severance arrangements we have with our NEOs, see “Employment Arrangements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” below. Our Compensation Committee believes that these arrangements were necessary to attract and retain our NEOs. The terms of each arrangement were determined in negotiation with the applicable NEO in connection with his or her hiring, or promotion, and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

We consider the anticipated accounting and tax implications to the Company and our executives in establishing and refining our executive compensation programs. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors are not the only ones we consider. We also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code imposed a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers (excluding our Chief Financial Officer) to $1,000,000, unless the compensation qualified as performance-based and certain requirements were satisfied. Performance-based compensation, prior to the enactment of the TCJA, was fully deductible if the material terms of the compensation were approved by stockholders and met certain other requirements. While our Compensation Committee was mindful of the benefit of deductibility of compensation, our Compensation Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee did not adopt a policy that requires that all compensation be deductible. Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our stockholders.

Compensation Policies and Practices as They Relate to Risk Management

In February 2020, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may mitigate potential risk-taking incentives.

The Compensation Committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking.

The Compensation Committee noted several design features of our cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking, including:

•	the Compensation Committee’s ability to exercise discretion to decrease incentive award payouts;
•	the Compensation Committee’s ability to recoup performance based incentive (“clawback”) based on individual factors leading to a restatement of our financial results;
•

the use of an array of performance metrics across compensation programs (that is, annual and long-term performance-based incentives are based on financial and non-financial goals as well as individual performance and new hire and annual equity incentives are driven by stock price gains);

•	the fact that meetings of the Compensation Committee are engaged, convened frequently to review performance progress, and often include the participation of non-Compensation Committee directors;
•	the fact that annual and long-term incentive payouts are capped and not guaranteed;
•	the fact that our executives hold vested equity stakes in the Company and all NEOs are subject to stock ownership guidelines; and
•	the fact that the mix of compensation balances a short-term and long-term focus.

Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on the Company.

Compensation Recovery Policy

We have adopted a Policy on Recoupment of Performance Based Compensation, or our Clawback Policy. Under the Clawback Policy, in the event of a restatement of our financial results, other than a restatement caused by a change in applicable accounting principles, we may review the circumstances that caused the restatement and recover certain performance-based incentive compensation wrongly awarded to an executive officer as a result of misconduct. The Clawback Policy applies to certain performance-based incentive compensation granted on or after January 1, 2014.

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth the compensation paid to or accrued by our named executive officers (“NEOs”) during the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
A. John Hass III	2019	200,000	—	1,800,000	—	—	22,662	2,022,662
Chief Executive Officer	2018	200,000	—	2,300,000	—	—	8,000	2,508,000
	2017	159,615	10,000	2,550,004	—	—	11,246	2,730,865
Thomas Pierno	2019	340,000	—	420,751	—	172,330	14,734	947,815
Chief Financial Officer	2018	340,000	—	508,500	—	127,500	—	976,000
	2017	340,000	—	497,253	—	253,500	7,652	1,098,405
Nicholas Gaehde	2019	373,385	—	635,900	—	150,000	15,887	1,175,172
Co-President and	2018	310,961	—	511,000	—	136,080	—	958,041
President, Literacy	2017	288,462	—	480,003	—	107,100	7,652	883,217
Sonia Galindo(4)	2019	165,000	—	394,881	—	—	423,007	982,888
Former General	2018	323,750	—	486,250	—	97,500	10,600	918,100
Counsel and Secretary	2017	312,500	—	394,062	—	220,000	13,334	939,896
Mathew Hulett	2019	374,327	—	787,743	—	300,000	14,734	1,476,804
Co-President and	2018	350,000	—	612,500	—	105,000	8,250	1,075,750
President, Language	2017	121,154	50,000	237,750	—	—	4,715	413,619
Sean Klein(5)	2019	262,069	—	171,819	—	62,500	18,388	514,776
General Counsel
and Secretary

(1)

Represents the aggregate grant date fair value for restricted stock awards and stock option awards granted in the applicable year, computed in accordance with ASC 718. Information about the assumptions used to value these awards can be found in “Stock-Based Compensation” under “Critical Accounting Policies and Estimates” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020. In addition, and as disclosed in the 2019 proxy statement filed with the SEC on April 5, 2019, the amounts for 2019 include the value of stock awarded on February 21, 2019 to each NEO (other than Mr. Hass) under the 2018 AIP, which were previously reported in the “Non-Equity Incentive Plan Compensation” column for the fiscal year ended December 31, 2018.

(2)

Amounts shown represent the incentive payouts earned under our 2019 AIP. As described in our Compensation Discussion and Analysis under “Overview of Our Executive Compensation Program for Fiscal Year 2019—Annual Performance-Based Incentive,” 50% of the 2019 AIP payouts was paid in cash and the remaining portion in immediately vested stock, with the number of shares granted based on the closing price of a share of the Company’s common stock on February 20, 2020, with Mr. Gaehde receiving stock with a value of $75,000; Mr. Hulett receiving stock with a value of $150,000; Mr. Pierno receiving stock with a value of $86,165; and Mr. Klein receiving stock with a value of $31,250. Ms. Galindo’s incentive payout was paid in cash only. As Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.

(3)	The amounts in this column are further detailed in the “ALL OTHER COMPENSATION TABLE FOR 2019” below on page 54.
(4)	Ms. Galindo resigned from the Company effective July 1, 2019.
(5)

Compensation information for Mr. Klein is provided only for fiscal year 2019 because, as Mr. Klein was not a named executive officer until 2019, compensation information for previous years is not required to be disclosed.

All Other Compensation Table For 2019

The table below reflects the types and dollar amounts of all other additional compensation provided to the NEOs during fiscal year 2019:

Name	Company-Paid Welfare and Life Benefits Premiums ($)	401(k) Plan Company Contributions ($)	Post-Employment Payments ($)	Total ($)
A. John Hass III	14,662	8,000	—	22,662
Thomas Pierno	14,734	—	—	14,734
Nicholas Gaehde	14,734	1,154	—	15,888
Sonia Galindo	3,204	6,300	413,503 (1)	423,007
Mathew Hulett	14,734	—	—	14,734
Sean Klein	8,745	9,643	—	18,388

(1)

Pursuant to the terms of Ms. Galindo’s separation agreement, this amount includes her prorated 2019 AIP cash payment of $67,312 and twelve months of COBRA payments totaling $8,942. The amount also includes estimations for the following, based on the closing price of the Company’s common stock on July 1, 2019 of $23.19: (i) the value of NQSOs and RSAs subject to prorated vesting as of July 1, 2019 in the amount of $63,289 and $138,137 respectively, and (ii) full vesting of outstanding earned but unvested performance share units related to the 2017 LTIP in the amount of $135,823. Ms. Galindo’s outstanding unearned performance share units relating to the 2018 and 2019 LTIPs were prorated through July 1, 2019, to be earned in accordance with the applicable PSU agreement. For more information on Ms. Galindo’s separation agreement, see the “Potential Payments Upon Termination or Change in Control as of December 31, 2019” table on page 62.

Grants of Plan-Based Awards For 2019

The following table sets forth each grant of plan-based awards to our NEOs during the year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Stock Awards: Number of Shares of	All Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Award Type	Grant Date	Threshold (3)	Target	Maximum (4)	Threshold (5)	Target	Maximum (6)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($)
A. John Hass III	Restricted Stock	2/21/2019							19,854 (8)			300,000
	LTIP Performance Stock	2/27/2019				11,973	47,893	95,786				750,000
	AIP Performance Stock (7)	2/21/2019				12,409	49,636	74,454				750,000
Thomas Pierno	Annual Cash		63,750	255,000	382,500
	Common Stock	2/21/2019							2,111 (9)			31,875
	Restricted Stock	2/21/2019							8,438 (8)			127,500
	Restricted Stock	2/21/2019							422 (11)			6,376
	LTIP Performance Stock	2/21/2019				4,219	16,876	16,876				255,000
Nicholas Gaehde	Annual Cash		70,313	281,250	421,825
	Common Stock	2/21/2019							2,253 (9)			34,020
	Restricted Stock	1/2/2019							3,009 (10)			50,000
	Restricted Stock	2/21/2019							11,257 (8)			170,100
	Restricted Stock	2/21/2019							450 (11)			6,780
	LTIP Performance Stock	2/21/2019				6,205	24,818	24,818				375,000
Sonia Galindo	Annual Cash		48,349	96,699 (12)	145,049
	Common Stock	2/21/2019							1,614 (9)			24,375
	Restricted Stock	2/21/2019							8,066 (8)			121,875
	Restricted Stock	2/21/2019							323 (11)			4,881
	LTIP Performance Stock	2/21/2019				4,033	16,132	16,132				243,750
Mathew Hulett	Annual Cash		70,313	281,250	421,875
	Common Stock								1,738 (9)			26,250
	Restricted Stock	1/2/2019							15,043 (10)			250,000
	Restricted Stock	2/21/2019							8,686 (8)			131,250
	Restricted Stock	2/21/2019							347 (11)			5,243
	LTIP Performance Stock	2/21/2019				6,205	24,818	24,818				375,000
Sean Klein	Annual Cash		22,371	89,484	134,226
	Common Stock	2/21/2019							497 (9)			7,510
	Restricted Stock	2/21/2019							1,675 (8)			25,313
	Restricted Stock	2/21/2019							99 (11)			1,496
	LTIP Performance Stock	2/21/2019				931	3,723	3,723				56,250
	LTIP Performance Stock	7/16/2019				849	3,396	3,396				81,250

(1)

Represents potential payouts under the annual cash incentive program.  Between 0% and 85% of the payout is aligned to financial performance, and 0% to 15% is aligned to non-financial strategic goals, as further described in our Compensation Discussion and Analysis under “Overview of Our Executive Compensation Program for Fiscal Year 2019 -- Annual Performance-Based Incentive.”  Mr. Hass does not participate in the annual cash incentive program.

(2)

Represents the threshold, target and maximum number of shares that may be earned under the long term incentive plan for the 2019-2021 performance period, and for Mr. Hass, also represents the shares that may be earned under his 2019 annual incentive plan.

(3)

With respect to the annual incentive program referenced in footnote (1), amounts in this column, under “Annual Cash,” represent the minimum possible annual cash incentive payout if the Company were to achieve the threshold performance levels against each of the financial and, as applicable, non-financial goals.

(4)

With respect to the annual incentive program referenced in footnote (1), amounts in this column for "Annual Cash" represent the maximum possible annual cash incentive payout if the Company were to achieve or exceed the maximum performance levels against each of the financial and, as applicable, non-financial goals.

(5)

With respect to the 2019-2021 long term incentive plan referenced in footnote (2) and Mr. Hass's 2019 annual incentive award referenced in footnote (9), amounts in this column for "LTIP Performance Stock" and "AIP Performance Stock" represent the minimum possible performance stock units earned if the Company were to achieve the threshold performance levels against financial and, as applicable, non-financial goals.

(6)

With respect to the 2019-2021 long term incentive plan referenced in footnote (2) and Mr. Hass's 2019 annual incentive award referenced in footnote (9), amounts in this column, under "LTIP Performance Stock" and "AIP Performance Stock", represent the maximum possible performance stock units earned if the Company were to achieve or exceed the maximum performance levels against the financial and, as applicable, non-financial goals. The maximum award for Messrs. Gaehde, Hulett, Klein and Pierno are capped at 100% of their target award. Ms. Galindo’s maximum award is capped at 100% of her prorated target award based on her date of separation on July 1, 2019.

(7)

Represents Mr. Hass's annual incentive award, which is equity-based and is further described in our Compensation Discussion and Analysis under “Overview of Our Executive Compensation Program for Fiscal Year 2019 -- Annual Performance-Based Incentive.”

(8)

Represents annual restricted stock awards granted to each NEO that vest over a period of time based on the individual’s service to the Company.  The awards vest annually in equal installments over four years, except Mr. Hass's restricted stock award, which vests monthly in equal installments over a one year period from the date of grant.

(9)

As previously disclosed in the 2019 proxy statement filed with the SEC on April 5, 2019, this amount represents a grant of common stock equal to 25% of each NEO’s 2018 AIP payment, which were 100% vested on the date of grant.

(10)	Mr. Hulett and Mr. Gaehde received a restricted stock award in the amount of $250,000 and $50,000, respectively, related to their promotion to Co-Presidents of the Company.
(11)

As previously disclosed in the 2019 proxy statement filed with the SEC on April 5, 2019, this amount represents an additional grant of restricted stock equal to 5% of each NEO’s 2018 AIP payment, which vested in full on the first anniversary of the date of grant.

(12)	Represents the prorated value of Ms. Galindo’s target annual incentive payout under the 2019 AIP through July 1, 2019, the date of separation from the Company.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Yet Vested ($)
A. John Hass III	11/18/2014	5,031	—	9.04	11/18/2024
	4/15/2015	444,000	—	7.95	4/15/2025
	4/4/2016	144,497	—	7.10	4/4/2026
	4/4/2016	209,644	104,821 (1)	7.10	4/4/2026	46,948 (2)	851,637
	2/21/2019					3,309 (3)	60,025
	3/17/2017					29,161 (4)	528,981
	3/17/2017					40,106 (5)	727,523
	2/22/2018					36,049 (6)	653,929	72,098 (7)	1,307,858
	2/27/2019							47,893 (8)	868,779
	2/20/2019							49,636 (9)	900,397
Thomas Pierno	2/12/2015	70,401	—	9.78	2/12/2025
	2/19/2016	54,529	18,176 (10)	7.47	2/19/2026	4,518 (11)	81,957
	2/22/2017					15,916 (12)	288,716
	2/22/2018					13,707 (13)	248,645
	3/17/2017					8,568 (5)	155,424
	2/21/2019					422 (14)	7,655
	2/21/2019					8,438 (15)	153,065	18,385 (7)	333,504
	2/20/2019							16,876 (9)	306,131
Nicholas Gaehde	8/15/2013	9,421	—	15.91	8/15/2023
	2/14/2014	1,829	—	11.96	2/14/2024
	2/12/2015	3,771	—	9.78	2/12/2025
	2/19/2016	30,294	10,097 (10)	7.47	2/19/2026	2,510 (11)	45,531
	2/22/2017					11,826 (12)	214,524
	2/22/2018					11,409 (13)	206,959
	3/17/2017					12,985 (5)	235,548
	1/2/2019					3,009 (16)	54,583
	2/21/2019					450 (14)	8,163
	2/21/2019					11,257 (15)	204,202	21,629 (7)	392,350
	2/20/2019							24,818 (9)	450,199
Sonia Galindo	2/21/2019							8,771 (7)	159,106
	2/20/2019							2,679 (9)	48,597
Mathew Hulett	8/21/2017					6,250 (17)	113,375
	2/22/2018					14,194 (13)	257,479
	1/2/2019					15,043 (16)	272,880
	2/21/19					347 (14)	6,295
	2/21/2019					8,686 (15)	157,564	25,234 (7)	457,745
	2/20/2019							24,818 (9)	450,199
Sean Klein	2/2/2018					2,733 (18)	49,577
	2/21/2019					99 (14)	1,796
	2/21/2019					1,675 (15)	30,385
	2/20/2019							7,119 (9)	129,138

(1)	The unexercisable portion of this stock option award vested on April 4, 2020.
(2)	The unvested portion of this award vested on April 4, 2020.
(3)	Approximately one half of the unvested portion of this award vested on January 21, 2020, with the remainder vested on February 21, 2020.
(4)	The unvested portion of these performance stock units earned under Mr. Hass’s 2017 AIP vested in full on March 17, 2020.
(5)

Represents the number of performance stock units earned under the 2017-2018 LTIP, which vested as to one-half of the total number of shares on March 17, 2019 and the remaining one-half vested on March 17, 2020.

(6)

The unvested portion of these performance stock units earned under Mr. Hass's 2018 AIP vested as to 50% on February 22, 2019 and 25% on February 22, 2020, with the remaining 25% vesting on February 22, 2021.

(7)

Represents the target number of performance stock units granted under the 2018-2020 LTIP. Participants will have the opportunity to earn up to a maximum of one-half of the total number of shares granted based on cumulative performance through December 31, 2019, which will be fully vested upon issuance. Any portion of the award not earned based on performance through December 31, 2019 may be earned based on cumulative performance through December 31, 2020 up to 100% of the target number of performance share units granted for each of Messrs. Gaehde, Hulett, and Pierno, and Ms. Galindo and up to 200% of the target number of performance share units granted for Mr. Hass, all such shares to be fully vested upon issuance.

(8)

Represents the target number of performance stock units granted to Mr. Hass under the 2019 AIP that may be earned based on both short term financial and non-financial strategic objectives measured between January 1, 2019 to December 31, 2019, which if earned, vest as to 50% on February 27, 2020, with the remainder vesting as to 25% on February 27, 2021 and 25% on February 27, 2022.

(9)

Represents the target number of performance stock units granted under the 2019-2021 LTIP. Participants will have the opportunity to earn up to a maximum of one-half of the total number of shares granted based on cumulative performance through December 31, 2020, which will be fully vested upon issuance. Any portion of the award not earned based on performance through December 31, 2020 may be earned based on cumulative performance through December 31, 2021 up to 100% of the target number of performance share units granted for each of Messrs. Gaehde, Hulett, Pierno and Klein, and Ms. Galindo and up to 200% of the target number of performance share units granted for Mr. Hass, all such shares to be fully vested upon issuance.

(10)	The unexercisable portion of this stock option award vested on February 19, 2020.
(11)	The unvested portion of this restricted stock award vested on February 19, 2020.
(12)	Approximately one-half of the unvested portion of this restricted stock award vested on February 22, 2020, and the remainder will vest on February 22, 2021.
(13)	Approximately one-third of the unvested portion of this restricted stock award vested on February 22, 2020 and the remainder will vest on February 22, 2021 and February 22, 2022.
(14)	The unvested portion of this restricted stock award vested on February 21, 2020.
(15)	The unvested portion of this restricted stock award vests in equal installments over four years.
(16)	The unvested portion of this restricted stock award vested as to one-quarter on January 2, 2020, and the remainder will vest on January 2, 2021, January 2, 2022, and January 2, 2023.
(17)	One-half of the unvested portion of this restricted stock award vests on August 21, 2020 and the remainder will vest August 21, 2021.
(18)	Approximately one-third of the unvested portion of this restricted stock award vested on February 2, 2020 and the remainder will vest on February 2, 2021 and February 2, 2022.

Option Exercises and Stock Vested For Fiscal Year 2019

The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2019 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
A. John Hass III	—	—	168,554	3,579,553
Thomas Pierno	111,363	2,666,938	32,327	563,532
Nicholas Gaehde	—	—	28,041	526,035
Sonia Galindo	64,979	1,182,352	36,834	705,386
Mathew Hulett	—	—	9,595	154,571
Sean Klein	—	—	1,408	21,658

(1)	The dollar amount in this column represents the difference between the market price of the options at exercise and the base price of the options.
(2)

The dollar amount in this column represents the number of shares vested multiplied by the closing price of the Company’s common stock on the date of vesting. The calculation differs from the grant date fair value of the equity awards determined in accordance with ASC Topic 718, and also does not necessarily represent the cash value the NEOs realized in connection with their stock award agreement.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.

Employment Arrangements with Named Executive Officers

We have employment agreements with each of our executive officers, including our NEOs.

The employment agreement with Mr. Hass provides for a one-year initial term commencing April 1, 2016 that automatically renews for an additional year each April 1.  The agreement sets Mr. Hass’s initial annual base salary, which may be increased from time to time but not decreased, and provides for an annual equity grant consisting of restricted stock that vests monthly over one year and other benefits.   The agreement also provides for other equity grants that were made at the time of his appointment in 2016 as Chief Executive Officer and Chairman of the Board of the Company and which are reported in the Summary Compensation Table.

Messrs. Pierno’s and Klein’s agreements have one-year terms that automatically renew each day so that there is always one year remaining in the term.  Messrs. Gaehde’s and Hulett's agreements have a one-year initial term that automatically renews for an additional year on the anniversary date of the agreement.  These employment agreements set the annual base salaries of each executive, which may be increased from time to time but not decreased.  The employment agreements also provide that the executive will be eligible to receive annual cash and equity incentive awards in accordance with the programs established by our Board of Directors from time to time, but no incentive awards are guaranteed. In connection with her resignation from the Company, Ms. Galindo’s employment agreement terminated as of July 1, 2019, excepting those terms intended to survive the termination of her agreement. For more information on the specific payments made to Ms. Galindo under the terms of her severance agreement, see “Potential Payments Upon Termination or Change in Control” below.

Under the agreements, each executive is entitled to severance benefits if his or her employment is terminated without cause or if he or she terminates his or her employment for good reason. Our termination arrangements with our NEOs do not contain excessive severance payments in cases of their termination.

Generally, termination without cause is defined in the agreements as termination for a reason other than the executive’s commission of a felony or a crime involving moral turpitude; an act involving dishonesty or fraud involving his or her duties; failure to perform his or her duties; commission of gross negligence or willful misconduct involving his or her duties; material breach of his or her employment agreement, failure to comply with instructions given by our Board of Directors which affect our business; misconduct likely to materially injure our reputation; harassment of or discrimination against our employees; customers or vendors; misappropriation of our Company’s assets; willful violation of our policies; issues involving his or her immigration status affecting his or her ability to continue his or her employment with us; or disclosure of trade secrets.

Generally, good reason is defined in the agreements as a material reduction in the executive’s annual salary, duties, authority or responsibilities; our failure to perform a material obligation undertaken by us to the executive (as to Mr. Pierno) or our material breach of his or her employment agreement (as to Messrs. Hass, Gaehde, Hulett and Klein); or our relocation of an executive to an area more than 50 miles outside of his or her principal place of employment; provided that, the Company receives notification of one of the aforementioned events and fails to cure within the prescribed period of time under the agreements.

If we terminate the employment of one of the NEOs without cause or if he or she terminates his or her employment for good reason, we will be required to (1) pay severance in a lump sum amount equal to the sum of 12 months of his or her annual base salary, plus 12 months of basic life insurance premiums, such severance payment to be made within 30 days of his or her termination date (or, if executive is determined to be a “specified employee” and the amount is determined to be “deferred compensation,” six months after the termination date), (2) pay, for up to twelve (12) months, the portion of the executive’s COBRA premiums that exceed the amount of premiums paid by active employees under the Company’s health plan (provided the executive elects COBRA), (3) provide outplacement assistance for 12 months from the termination date and (4) pay the annual bonus which the executive would have earned for such year, pro-rated to the date of termination.  In exchange for these benefits, the executive must sign a general release waiving any claims he or she may then have against us and agree not to compete against us for 12 months after the date of termination.  The employment agreements also contain provisions known as “best-after tax provisions,” which provide that in the event that any excise tax would otherwise be payable by an executive on any “parachute payment,” the amount of those payments may instead be reduced to eliminate or minimize any required excise tax payment. We do not have any contract or agreement with our NEOs that obligates us to make a payment to assist with the tax liability related to any amounts we pay our NEOs.

Potential Payments Upon Termination or Change in Control as of December 31, 2019

In addition to the severance payments that may be paid to our NEOs upon termination under their executive employment agreements, equity will vest as follows upon termination of employment without cause or by the NEO with good reason:

•

all NEOs, with the exception of Mr. Hass, are entitled to accelerated vesting of their unvested stock options and restricted stock awards granted on or after February 19, 2016 prorated through the date of termination,

•

Mr. Hass is entitled to accelerated vesting of his unvested stock options, restricted stock awards granted in 2016 and performance stock units earned under his 2017 and 2018 annual incentive programs prorated through the date of termination, and

•	performance stock units earned by the NEOs under the long-term incentive programs for the 2018-2020 and 2019-2021 performance periods are entitled to vesting prorated through the date of termination.

No equity awards will vest solely upon the completion of a change in control transaction.

If an NEO is terminated without cause or resigns for good reason within 6 months prior to or two years after the completion of a change in control transaction, all of his or her unvested equity awards will vest.

On November 1, 2015, our Board of Directors adopted and approved the Change in Control Severance Plan, in which all of the Company’s NEOs participate. The Change in Control Severance Plan provides for severance and other benefits to eligible participants as a result of a qualifying termination without cause or resignation for good reason, in either case within six months prior or two years following a change in control event. An NEO who experiences a qualifying termination and executes (and does not revoke) a general release of claims against the Company will receive the payments and benefits described in the table below.

The following table sets forth information concerning the payments that would be received by each NEO upon a termination of employment without cause or for good reason, upon a change in control or both. The table assumes the termination and/or change in control, as applicable, occurred on December 31, 2019, using the fair market value of $18.14 for each share of our common stock on that date. The table below only shows additional amounts that the NEOs would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time, such as earned but unpaid base salary.

Name	Termination without Cause or for Good Reason ($) (1)		Change in Control With No Termination ($) (2)	Change in Control and Termination without Cause or for Good Reason ($) (3)
A. John Hass III
Severance Payments	$232,870		N/A	$246,358
Equity Acceleration	$5,710,064	(4)	$2,240,907	$7,326,801	(5)
Total Benefits	$5,942,934		$2,240,907	$7,573,159
Thomas Pierno
Severance Payments	$540,079		N/A	$548,383
Equity Acceleration	$1,205,634	(6)	$245,253	$1,879,604	(5)
Total Benefits	$1,745,713		$245,253	$2,427,987
Nicholas Gaehde
Severance Payments	$651,449		N/A	$665,303
Equity Acceleration	$1,141,015	(6)	$268,265	$1,952,511	(5)
Total Benefits	$1,792,464		$268,265	$2,617,814
Sonia Galindo
Severance Payments	76,254	(7)	—	—
Equity Acceleration	544,949	(8)	—	—
Total Benefits	621,203		—	—
Mathew Hulett
Severance Payments	650,705		N/A	$664,187
Equity Acceleration	$861,327	(6)	113,375	$1,828,911	(5)
Total Benefits	$1,512,032		113,375	$2,493,098
Sean Klein
Severance Payments	355,652		N/A	361,850
Equity Acceleration	74,637	(6)	—	210,896	(5)
Total Benefits	430,289		—	572,746

(1)

As described in the section “Employment Arrangements with Named Executive Officers,” this column reflects severance payments equal to 12 months of the NEO’s base salary; COBRA premium costs paid on his or her behalf for 12 months, a lump sum payment for 12 months of basic life insurance and AD&D premiums, a flat dollar amount for outplacement services, the annual cash incentive payment earned as of December 31, 2019 and equity acceleration.  As Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.

(2)

Represents the accelerated vesting of performance stock units earned under the 2017-2018 long-term incentive program, which became fully vested as of March 17, 2020. No other long-term incentive program provides for single-trigger equity vesting in the event of a change in control.

(3)

This column represents severance payments equal to 12 months of the NEO’s base salary; COBRA premium costs paid on his or her behalf for 18 months; a lump sum payment for 12 months of basic life insurance and AD&D premiums; a flat dollar amount for outplacement services; the annual cash incentive payment earned as of December 31, 2019; and equity acceleration.  Amounts assume an NEO’s termination by the Company other than for cause or by the NEO for good reason, and the same occurs within six months prior to or two years following a change in control event. As Chief Executive Officer, Mr. Hass was not a participant in the annual cash incentive program.

(4)

Represents acceleration of unvested restricted stock awards, options and earned but unvested performance stock units granted April 4, 2016 and March 17, 2017 and prorated acceleration of the February 22, 2018, February 21, 2019 and February 27, 2019 equity grants.  The unearned performance stock units under both the 2018 and 2019 long-term incentive program are assumed to vest on a prorated basis at the target level of performance.

(5)

Represents acceleration of any unvested restricted stock awards, options and performance stock units, all of which would fully accelerate upon a change in control of our company and a termination of the NEO’s employment by the Company without cause or by the NEO for good reason within six months prior to or two years after the change in control event.  Any unearned performance stock units under a long-term incentive program are assumed to vest fully at the target level of performance.

(6)

Represents prorated acceleration of unvested restricted stock awards, options and performance stock units upon termination of the NEO’s employment by the Company without cause or by the NEO for good reason. The unearned performance stock units under our long-term incentive programs are assumed to vest on a prorated basis using the target level of performance.

(7)

In connection with Ms. Galindo’s resignation from the Company on July 1, 2019 and pursuant to the terms of her separation agreement, this amount represents her prorated 2019 AIP cash payment of $67,312 and twelve months of COBRA payments totaling $8,942.

(8)

In connection with Ms. Galindo’s resignation from the Company on July 1, 2019 and pursuant to the terms of her separation agreement, this amount represents prorated vesting through the date of termination of Ms. Galindo’s outstanding unvested stock options ($63,289) and restricted stock ($138,137), and full vesting of Ms. Galindo’s outstanding earned but unvested performance share units related to the 2017 LTIP ($135,823). Ms. Galindo’s outstanding unearned performance share units relating to the 2018 LTIP ($159,105) and 2019 LTIP ($48,595) were prorated through July 1, 2019, to be earned in accordance with the applicable PSU agreement; the value of these performance share units was calculated based on the target value of the award using the closing price of the Company’s common stock on December 31, 2019 ($18.14).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2019 with respect to securities authorized for issuance under our existing equity compensation plans, which includes our 2009 Omnibus Incentive Plan (the “2009 Plan) and our 2019 Omnibus Incentive Plan (the “2019 Plan”). All of our equity compensation plans were adopted with the approval of our stockholders. The 2009 Plan is expired and no new awards will be made under the plan; awards that are forfeited under the 2009 Plan will not be made available for future issuance.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of such outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1, 540,554	(2)	9.18	(3)	2,419,641	(4)
	265,913	(5)	—

Equity compensation plans not approved by security holders	—		—		—
Total	1,806,467		—		2,419,641

_________________________

(1)

As of December 31, 2019, the Company had 2,419,641 shares remaining available for grant under the 2019 Plan and the following equity awards were outstanding: 1,540,554 stock options, with a weighted average exercise price of $9.18 and a weighted average remaining term of 5.77 years, as well as 11,271,485 full value awards, which consisted of 389,958 restricted stock awards, 265,913 RSU awards and 615,614 performance stock unit awards.

(2)	Represents nonqualified stock options outstanding under the 2009 and 2019 Plans.
(3)	Represents the weighted-average exercise price of the outstanding nonqualified stock options, and excludes the RSUs, which have no exercise price.
(4)

No new awards may be granted under the 2009 Plan. Our 2019 Plan, in addition to being available for future issuance upon exercise of stock options and full value awards, provides for the issuance of stock options, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, other stock-based awards, and cash-based awards.

(5)	Represents RSU awards outstanding under the 2009 and 2019 Plans.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Hass, our Chief Executive Officer and Chairman of the Board of Directors (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u). Because Item 402(u) affords a large degree of flexibility in calculating the CEO pay ratio by allowing the use of reasonable estimates, assumptions and methodologies, the pay ratio disclosed by us below may not be comparable to pay ratio disclosures presented by other companies.

For 2019, our last completed fiscal year:

•	the annual total compensation of our CEO was $2,022,662; and
•	the annual total compensation of our median employee (other than our CEO) was $50,784.

Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 40 to 1.

In accordance with Item 402(u), we elected to use the same median employee identified in 2017 in our 2019 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2019. As disclosed in our 2017 proxy statement, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates used were as follows:

Determination Date. We selected December 31, 2017 as the date from which to determine our total employee population and gather pay data.

Employee Population. As of December 31, 2017, according to internal payroll records, our total employee population, excluding our CEO, consisted of approximately 988 individuals working at our company or within our consolidated subsidiaries on either a full-time or part-time basis. As permitted by Item 402(u), we chose to exclude from the employee population non-U.S. employees consisting of 16 employees in the United Kingdom, 15 employees in Germany, 5 employees in China, 2 employees in Spain, 2 employees in Canada and 1 employee in France, which represent all of our employees in those jurisdictions, given the small number of employees in each jurisdiction and the challenges associated with data gathering and assessment of the compensation elements. In aggregate, the excluded employees represented less than 4.1% of our total population of 988 employees on December 31, 2017. As a result, our employee population for purposes of our pay ratio calculation consisted of 947 individuals.

Methodology. To identify the median employee, a listing was prepared of our employee population as of December 31, 2017. We then aggregated and compared 2017 compensation data for those employees, including base salary, annual bonus, sales commissions and the value of employer-paid benefits as reflected by internal payroll records.  Base salary was not annualized for employees who started employment with us after January 1, 2017.  We identified our median employee using this compensation measure, which was consistently applied to all of our employees across the employee population. Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States.

Annual Total Compensation. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This calculation is the same calculation used for our NEOs as set forth in the Summary Compensation Table earlier in this Proxy Statement. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table on page 53 of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a participant and in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement, and as set forth below.

Procedures for Related-Party Transactions

Under our Code of Ethics and Business Conduct and our policy governing related-party transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to their managers and/or our General Counsel and Secretary who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter and our policy governing related-party transactions, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our Code of Ethics and Business Conduct and Audit Committee charter are available on the investor relations section under the corporate governance page of our corporate website, https://investors.rosettastone.com/corporate-governance.

.

PROPOSAL 1

ELECTION OF DIRECTORS

As discussed above, our Board of Directors consists of nine directors. Pursuant to the Company’s bylaws, the Board is currently divided into three classes, with one class elected at each annual meeting of stockholders, to hold office for a three-year term beginning on the date of election. On the date of the Annual Meeting, the terms of our Class II directors will expire. The Corporate Governance and Nominating Committee, consisting solely of independent directors as determined by our Board under applicable NYSE listing standards, has therefore recommended to the Board that our three current Class II directors be nominated for election to the Board by the stockholders at the Annual Meeting.

Based on that recommendation, our Board has nominated Laurence Franklin, A. John Hass III, and Aedhmar Hynes for election at the 2020 Annual Meeting, to serve a three-year term. If elected, the nominees will serve as directors until the 2023 annual meeting of stockholders and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for the election of a substitute nominee designated by our Board, or our Board may reduce the number of directors. Please see “Our Board of Directors and Nominees—Director Nominees (Class II)” above for information concerning each of our nominees standing for election.

Vote Required for Approval

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the 2020 Annual Meeting. As a result, the three nominees with the most votes will be elected. Votes may be cast in favor of a director or withheld.  Broker non-votes will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

After consideration of the firm’s independence, professional competence and past performance, the Board, through our Audit Committee, has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for its 2020 fiscal year.  Deloitte has audited the Company’s consolidated financial statements each year since 2004.  Pursuant to its charter, our Audit Committee continually monitors the services and fees of the independent registered public accounting firm. Information relating to fees paid to Deloitte over the past two years is set forth in the table below.

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Although submission of the appointment of an independent registered public accounting firm to stockholders for ratification is not required by law, the Board considers the appointment to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so and to be available to respond to appropriate questions from stockholders.

If stockholders do not ratify the selection of Deloitte, the Board may, but is not required to, reconsider its selection. Even if the appointment is ratified by our stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Audit Committee Pre-Approval Policy

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget. All audit contracts that were entered into in 2019 were pre-approved by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees of Deloitte, billed to us for the fiscal years ended December 31, 2018 and 2019:

Fee Category	Year Ended December 31, 2018	Year Ended December 31, 2019
Audit Fees	$973,280	$939,240
Audit-Related Fees	60,000	30,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,033,280	$969,240

Audit Fees    These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.   Further detail on audit fees is as follows:

Fee	Year Ended December 31, 2018	Year Ended December 31, 2019
Base Audit Fee - US	$825,000	$790,000
Base Audit Fee - UK	65,857	$71,938
Transactional-related Items and Expenses	82,423	$77,302
Total Audit Fees	$973,280	$939,240

Audit-Related Fees    These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”  For 2019, these fees related to our Form S-8 and Form S-3 filings, filed in May and August 2019 respectively.

Tax Fees    These fees consist of amounts paid for federal, state, local and foreign tax compliance, tax advice and tax planning and related matters.

All Other Fees    These fees consist of all other amounts we paid to Deloitte for products and services other than those in the above three categories.

Vote Required for Approval

An affirmative vote of a majority of the votes cast on this proposal is required for approval.  As this proposal is considered a “routine item,” your bank, broker or other nominee may vote your shares “FOR” the proposal without receiving your voting instructions. Abstentions and broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2019, our Audit Committee met eight times. In the exercise of the Audit Committee’s duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee regarding independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the foregoing, including its review and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that our audited financial statements for fiscal year 2019 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

MEMBERS OF THE AUDIT COMMITTEE

Laurence Franklin (Chair)	David Nierenberg

Patrick Gross	Steven Yankovich

George Logue	Kathryn Eberle Walker

PROPOSAL 3

ADVISORY VOTE ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed in this proxy statement in accordance with SEC rules. We are providing this vote as required by Section 14A of the Exchange Act. Pursuant to the vote of our stockholders at the 2017 annual meeting of stockholders, the Company seeks stockholder approval of the Company’s executive compensation on an annual basis.  Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders of Rosetta Stone Inc. (“Rosetta Stone”) advise that they approve the compensation paid to Rosetta Stone’s Named Executive Officers, as disclosed in Rosetta Stone’s Proxy Statement for the 2020 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required for Approval

In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the 2020 Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of a vote against the proposal.  Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF THE AMENDMENT

TO ARTICLE VI OF THE COMPANY’S CHARTER

Background

Our business and affairs are managed under the direction of the Board in accordance with the DGCL, our Charter and our bylaws. Currently, the Company’s bylaws provide for a classified board structure with our Board members divided into three classes. One class is elected at each annual meeting of stockholders to hold office for a three-year term beginning on the date of the election. In connection with our classified board structure, and pursuant to Section 141(k)(1) of the DGCL, our Charter provides that directors may only be removed from the Board for cause by stockholders holding a majority of the shares then entitled to vote at the election of directors (the “For Cause Provision”).

In February 2020, after careful consideration, the Board determined that it would be in the best interests of our stockholders to declassify the Board to allow our stockholders to vote on the election of the entire Board annually, rather than on a staggered basis. As such, the Board conditionally approved amendments to our bylaws to declassify the Board such that the term of each class will expire, subject to stockholder approval of the proposed amendment to our Charter, as follows: the term of Class III directors shall expire at the 2021 annual meeting of stockholders, the term of Class I directors shall expire at the 2022 annual meeting of stockholders, and the term of Class II directors shall expire at the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders, all classification designations will terminate and the Board will cease to be classified.

Proposed Amendment to the Company Charter

Section 141(k)(1) of the DGCL permits a corporation to include a For Cause Provision in its Charter only in circumstances where the corporation has a classified board structure. In the event the declassification of our Board becomes effective, a For Cause Provision within our Charter would no longer be permitted under the DGCL.  Our Board has therefore proposed an amendment to Article VI, Section 6 of the Charter to remove the For Cause Provision and provide for the removal of directors with or without cause by stockholders holding a majority of the shares then entitled to vote at the election of directors, effective upon the termination of all classification designations at the 2023 annual meeting of stockholders. The proposed amendment to the Charter is set forth in Appendix B to this proxy statement.

Majority Voting Standard

In addition, and in connection with the declassification of the Board and the proposed amendment to the Charter described above, the Board has also conditionally approved amendments to the bylaws of the Company that would replace the plurality voting standard for director elections with a majority voting standard in uncontested director elections. An uncontested director election is one where the number of director nominees is not greater than the number of directors to be elected. If the proposed amendment to the Charter is approved by our stockholders, and effective upon the termination of all classification designations at the 2023 annual meeting of stockholders, our Board will be elected by a majority of the votes cast in uncontested director elections.

Effect of Stockholder Approval

If the proposed amendment to our Charter is approved by our stockholders, the amendment will become effective when we file a certificate of amendment to the Charter with the Delaware Secretary of State and, upon such filing, the Board’s amendments to the bylaws shall also become effective. Our director nominees standing for election at the 2020 Annual Meeting, if elected, will then serve for a final three-year term expiring at the 2023 annual meeting of stockholders. Commencing at the 2023 annual meeting of stockholders (i) all directors will become subject to election on an annual basis and serve for a one-year term, (ii) directors may be removed with or without cause, and (iii) a majority voting standard would be in place for all uncontested director elections. Vacancies which may occur during the year may be filled by the Board and each director so appointed shall serve for a term which will expire at the next annual meeting of stockholders. If approved, the proposed amendment to our Charter would not shorten the existing terms of the directors. Directors who have been elected to three-year terms prior to the effectiveness of the amendment, including the Class II directors elected at the Annual Meeting, would complete those three-year terms.

If our stockholders do not approve the proposed amendment to our Charter, the Board will remain classified, with each class of directors serving a term of three years, and directors will be elected by a plurality of the votes cast in the election. In this case, directors may only be removed for cause by stockholders holding a majority of the shares then entitled to vote at the election of directors.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected, or until his or her earlier resignation or removal.

Considerations of the Board

The Board recognizes that a classified board structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company. Additionally, classified boards may motivate potential acquirors seeking control to initiate arms-length discussions with the Board rather than engaging in unsolicited or coercive takeover tactics. In this way, potential acquirors are unable to replace the entire Board in a single election and the Board is able to maximize stockholder value and to ensure the equal and fair treatment of stockholders.

However, the Board also recognizes that a classified board structure may appear to reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance on an annual basis. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board and the associated changes to our governance documents, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and the stockholders to (i) declassify the Board, (ii) amend the Charter to remove the For Cause Provision to allow for the removal of directors with or without cause, and (iii) to adopt a majority voting standard in all uncontested director elections. However, the Board retains discretion under Delaware law not to implement the amendment to the Charter. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination.

Vote Required for Approval

In order to be approved, this proposal must be approved by the affirmative vote of at least 662/3% of the total voting power of the shares present in person or represented by proxy at the 2020 Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of a vote against the proposal.  Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal, and will have no effect on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

"FOR" THE APPROVAL OF THE AMENDMENT TO ARTICLE VI OF THE COMPANY’S CHARTER

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

Stockholders and other interested parties may communicate with our full Board of Directors, our Chairman of the Board of Directors or the independent directors as a group.  To do so, an interested party may address any inquiries, items for discussion or other materials to a particular director or to our Board in care of our General Counsel and Secretary at the following address: 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, with a copy sent to the following email address: corporatesecretary@rosettastone.com. Our General Counsel and Secretary, or designated staff members in the office of the General Counsel, will review these submissions and forward messages to the intended recipient members of our Board, as appropriate. Responses to any such submissions will be at the discretion of the relevant Board members or our General Counsel. Communications may also be referred to other departments within our Company. We generally will not forward to our Board communications that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that request general information about our Company.

Stockholder Recommendations of Director Candidates

Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A stockholder seeking to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should submit such candidate’s name and qualifications to: Corporate Governance and Nominating Committee, c/o General Counsel and Secretary, Rosetta Stone Inc., at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, with a copy sent to the following email address: corporatesecretary@rosettastone.com.

Stockholder Proposals and Nominations for the 2021 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal to be included in our 2021 proxy statement must submit the proposal, in writing, so that our General Counsel and Secretary receives it at our principal executive offices located at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, and with a copy sent by email to corporatesecretary@rosettastone.com, by the close of business on December 30, 2020 which is 120 calendar days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders.  In addition, our stockholders must comply with other  requirements of the SEC related to stockholder proposals that are to be included in proxy statements as set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Any stockholder who wishes to bring a proposal or nominate a person for election to our Board at our annual meeting of stockholders must provide timely written notice of the proposal or nomination to our General Counsel and Secretary, at our principal executive offices.  To be timely for our 2021 annual meeting of stockholders, the stockholder’s notice must be received between February 11, 2021 and March 13, 2021, which is 120 to 90 days prior to the one year anniversary of the upcoming 2020 Annual Meeting. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director or to propose other business to be considered at an annual meeting of stockholders, that the stockholder must follow the procedures contained in our bylaws. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our General Counsel and Secretary and at the time of our annual meeting, and be entitled to vote at the annual meeting. The proposal or nomination must be received by our General Counsel and Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to such anniversary, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day of our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our General Counsel and Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•

all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•

a completed questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our General Counsel and Secretary upon written request; and

•

a written representation and agreement, in the form provided by our General Counsel and Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters, including our Corporate Governance Guidelines, and that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;
•	the reasons for conducting such business at the annual meeting;
•

the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

•	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•

a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;
•	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner;
•

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any;

•

any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities;
•	any short interest in any of our securities of the stockholder or beneficial owner;

•	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares;
•

any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner; and

•

any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our General Counsel and Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2020 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of our Board of Directors,

Sean J. Klein
General Counsel and Secretary

APPENDIX A

This proxy statement contains non-GAAP financial measures under SEC rules and regulations and statistical measures. GAAP is the acronym for “generally accepted accounting principles in the United States.” The non-GAAP financial measures presented may not be comparable to those used by other companies.

Non-GAAP Financial Measures Used in 2019 AIP, 2018-2020 LTIP and 2019-2021 LTIP

Bookings or Sales represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, sales or bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

Bookings-based Adjusted EBITDA represents GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation expense, restructuring, strategy and cost reduction-related consulting expenses, plus the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions.  In addition, Bookings-based Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Bookings-based Adjusted EBITDA Less Capital Expenditures subtracts capital expenditures as reported on the Cash Flow Statement (i.e., Purchases of Property & Equipment).

Bookings Adjusted EBITDA Less Capex Margin Improvement as defined in the 2019-2020 LTIP is the Compounded Annual Growth Rate (“CAGR”) in margin resulting over the respective measurement period.

Bookings Growth as defined in the 2019-2020 LTIP is the Compounded Annual Growth Rate (“CAGR”) resulting over the respective measurement period.

Statistical Measures

Company Weighted Sum Bookings is calculated by applying a three times multiple to the Literacy business unit's bookings.

Renewal is an annualized dollar-based metric (of the dollars available to renew) and includes upsells.

A-1

APPENDIX BME

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROSETTA STONE, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Rosetta Stone, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1.   The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VI, Section 6 thereof in its entirety and inserting the following in lieu thereof:

“Until the third annual meeting of stockholders following the 2020 annual meeting of stockholders, any director may be removed from the Board of Directors by the stockholders of the Corporation only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the total voting power of all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”). From and after the third annual meeting of stockholders following the 2020 annual meeting of stockholders, directors may be removed from the Board of Directors by stockholders of the Corporation with or without cause, and in such case only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock.”

2. The foregoing amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

B-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed in the name of the Corporation on this          day of                 , 2020.

ROSETTA STONE, INC.

By:
Name:	Sean J. Klein
Title:	General Counsel and Secretary

B-2

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # 0000000000000000 SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000461087_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Laurence Franklin 02 A. John Hass III 03 Aedhmar Hynes Rosetta Stone Inc. C/O Broadridge Corporate Issuer Solutions, Inc. PO Box 1342 Brentwood, NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2020 for shares held directly and by 11:59 P.M. ET on 06/08/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2020 for shares held directly and by 11:59 P.M. ET on 06/08/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 3 Conduct an advisory vote on the compensation of the named executive officers. 4 Approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation in connection with the declassification of the Board of Directors. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000461087_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com ROSETTA STONE INC. Annual Meeting of Stockholders June 11, 2020 2:00 PM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Laurence Franklin, A. John Hass III, Sean Klein and Thomas Pierno or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROSETTA STONE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on June 11, 2020, at 1621 N. Kent Street, Suite 1200, Arlington, Virginia 22209, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side